                                                                     Exhibit 2.1





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                             AGREEMENT AND PLAN OF

                           REORGANIZATION AND MERGER

                                  by and among

                           VIDEO SENTRY CORPORATION,

                           KNOGO NORTH AMERICA INC.,

                         SENTRY TECHNOLOGY CORPORATION

                              VIKING MERGER CORP.

                                      and

                               STRIP MERGER CORP.


                          Dated as of October 10, 1996





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

                               TABLE OF CONTENTS

                                                                                                                            Page
ARTICLE I            SENTRY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

         1.1         Certificate of Incorporation and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2         Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II           THE MERGERS; CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

         2.1         The VIDEO Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.2         VIDEO Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.3         The KNOGO Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.4         KNOGO Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.5         Certificates of Incorporation and Bylaws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.6         Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.7         Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.8         Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III          CONVERSION OF SHARES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

         3.1         VIDEO Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.2         KNOGO Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.3         SENTRY Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.4         VMC Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.5         SMC Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.6         Exchange of Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.7         Adjustment of Merger Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.8         VIDEO Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.9         KNOGO Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.10        Stockholder Approval.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF KNOGO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         4.1         Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.2         Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.3         Authorization and Validity of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.4         Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.5         No Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.6         SEC Reports; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.7         Joint Proxy Statement/Prospectus   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.8         Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.9         Absence of Certain Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.10        No Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.11        Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.12        Employee Benefit Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.13        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.14        Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.15        Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.16        Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                                                                                            Page
         4.17        Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.18        Section 351/Reorganization Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.19        VIDEO Shares Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE V            REPRESENTATIONS AND WARRANTIES OF VIDEO,
                     SENTRY, VMC AND SMC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         5.1         Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.2         Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.3         Authorization and Validity of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.4         Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.5         No Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.6         SEC Reports; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.7         Joint Proxy Statement/Prospectus   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.8         Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.9         Absence of Certain Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.10        No Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.11        Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.12        Employee Benefit Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.13        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.14        Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.15        Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.16        Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.17        Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.18        Section 351/Reorganization Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.19        KNOGO Shares Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.20        Operations of SENTRY, VMC and SMC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE VI           COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         6.1         Conduct of the Business of KNOGO and VIDEO
                     Pending the Reorganization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.2         Access; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.3         Meetings of Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.4         Reasonable Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.5         Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.6         Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.7         Registration Statement and Joint Proxy
                     Statement/Prospectus   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.8         Listing Application  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.9         Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.10        D&O Indemnification and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.11        Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         6.12        Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         6.13        Cancellation of SENTRY Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE VII          CLOSING CONDITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         7.1         Conditions to Obligations of Each Party to
                     Effect the Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                                                                                                            Page
         7.2         Conditions Precedent to the Obligations of KNOGO   . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.3         Conditions Precedent to the Obligations of
                     VIDEO, SENTRY, VMC and SMC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE VIII         TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         8.1         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.2         Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE IX           MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         9.1         Nonsurvival of Representations, Warranties and
                     Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.2         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         9.3         Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.4         Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.5         Assignment; Binding Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         9.6         Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.7         Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.8         Validity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.9         Captions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.10        Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         9.11        Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


                     THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of October 10, 1996, (the "Agreement") is by and among VIDEO SENTRY CORPORATION, a Minnesota corporation ("VIDEO"), KNOGO NORTH AMERICA INC., a Delaware corporation ("KNOGO"), SENTRY TECHNOLOGY CORPORATION, a Delaware corporation ("SENTRY"), VIKING MERGER CORP., a Minnesota corporation and a wholly owned subsidiary of SENTRY formed solely to effectuate the transactions contemplated hereby ("VMC"), and STRIP MERGER CORP., a Delaware corporation and wholly owned subsidiary of SENTRY formed solely to effectuate the transactions contemplated hereby ("SMC").

                                    RECITALS

                     WHEREAS, the Boards of Directors of VIDEO and KNOGO each have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate the reorganization and mergers provided for herein, pursuant to which SENTRY will acquire all of the common stock of each of VIDEO and KNOGO through mergers of VMC and SMC, subsidiaries of SENTRY, with and into each of VIDEO and KNOGO, respectively, and accordingly have agreed to effect the Reorganization (as defined in Section
2.3 below) upon the terms and subject to the conditions set forth herein;

                     WHEREAS, it is intended that, for Federal income tax purposes, (i) the VIDEO Merger (as hereinafter defined) qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code") and/or as an exchange under the provisions of Section 351 of the Code and (ii) that the KNOGO Merger (as hereinafter defined) qualify as an exchange under the provisions of Section 351 of the Code; and

                     WHEREAS, KNOGO, VIDEO, SENTRY, VMC and SMC desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

                     NOW, THEREFORE, in consideration of the foregoing and of the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

                                   AGREEMENT

                                   ARTICLE I

                                     SENTRY

                     1.1 Certificate of Incorporation and Bylaws. At the Effective Time (as defined in Section 2.7), the certificate of incorporation of SENTRY (the "SENTRY Certificate of Incorporation") shall be in form substantially similar to Exhibit A attached hereto. At the Effective Time, the Bylaws of SENTRY (the "SENTRY Bylaws") shall be in form as mutually agreed upon by VIDEO and KNOGO.

                     1.2 Directors and Officers. At the Effective Time, the initial directors of SENTRY shall be as set forth in Exhibit B hereto, each to hold office in accordance with the SENTRY Certificate of Incorporation and SENTRY Bylaws until such directors' successors are elected and qualified. The initial officers of SENTRY shall be as set forth in Exhibit B hereto and shall serve at the discretion of its Board of Directors in accordance with the SENTRY Bylaws.


                                   ARTICLE II

                              THE MERGERS; CLOSING

                     2.1 The VIDEO Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with applicable provisions of the Minnesota Business Corporation Act (the "Minnesota Act"), at the VIDEO Effective Time (as defined in Section 2.2 below), VMC shall be merged with and into VIDEO (the "VIDEO Merger"). As a result of the VIDEO Merger, the separate corporate existence of VMC shall cease and VIDEO shall continue as the surviving corporation of the VIDEO Merger (the "VIDEO Surviving Corporation").

                     2.2 VIDEO Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto will cause an articles of merger (the "Articles of Merger") to be executed and filed with the Secretary of State of the State of Minnesota in accordance with the Minnesota Act. The VIDEO Merger shall become effective at such time as the Articles of Merger are filed with the Secretary of State of the State of Minnesota in accordance with the Minnesota Act, or at such later time as may be specified in the Articles of Merger in accordance with applicable law (such time and date herein referred to as the "VIDEO Effective Time"). At the VIDEO Effective Time, the VIDEO Merger shall have the effects set forth in the applicable provisions of the Minnesota Act.

                     2.3 The KNOGO Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with applicable provisions of the Delaware General Corporation Law (the "DGCL"), at the KNOGO Effective Time (as defined in Section 2.4 below), SMC shall be merged with and into KNOGO (the "KNOGO Merger")(together with the VIDEO Merger, the "Reorganization"). As a result of the KNOGO Merger, the separate corporate existence of SMC shall cease and KNOGO shall continue as the surviving corporation of the KNOGO Merger (the "KNOGO Surviving Corporation").

                     2.4 KNOGO Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto will cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The KNOGO Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as may be specified in the Certificate of Merger in accordance with applicable law (such time and date herein referred to as the "KNOGO Effective Time"). At the KNOGO Effective Time, the KNOGO Merger shall have the effects set forth in the applicable provisions of the DGCL.

                     2.5 Certificates of Incorporation and Bylaws. (a) The Certificate of Incorporation of VMC as in effect immediately prior to the VIDEO Effective Time (the "VMC Certificate") shall be the Certificate of Incorporation of the VIDEO Surviving Corporation immediately after the VIDEO Effective Time.

                     (b) The Certificate of Incorporation of SMC as in effect immediately prior to the KNOGO Effective Time (the "SMC Certificate") shall be the Certificate of Incorporation of the KNOGO Surviving Corporation immediately after the KNOGO Effective Time.

                     (c) The Bylaws of VMC as in effect immediately prior to the VIDEO Effective Time (the "VMC Bylaws") shall be the Bylaws of the VIDEO Surviving Corporation immediately after the VIDEO Effective Time.

                     (d) The Bylaws of SMC as in effect immediately prior to the KNOGO Effective Time (the "SMC Bylaws") shall be the Bylaws of the KNOGO Surviving Corporation immediately after the KNOGO Effective Time.

                     2.6 Directors and Officers. (a) The directors of VMC immediately prior to the VIDEO Effective Time shall be the directors of the VIDEO Surviving Corporation as of the VIDEO Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                     (b) The directors of SMC immediately prior to the KNOGO Effective Time shall be the directors of the KNOGO Surviving Corporation as of the KNOGO Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                     (c) The officers of VIDEO immediately prior to the VIDEO Effective Time shall be the officers of the VIDEO Surviving Corporation as of the VIDEO Effective Time until their successors are duly appointed or elected in accordance with applicable law.

                     (d) The officers of KNOGO immediately prior to the KNOGO Effective Time shall be the officers of the KNOGO Surviving Corporation as of the KNOGO Effective Time until their successors are duly appointed or elected in accordance with applicable law.

                     2.7 Effective Time. The term "Effective Time" shall mean the time and date which is (A) the later of (i) the VIDEO Effective Time and (ii) the KNOGO Effective Time, or (B) such other time and date as may be agreed to in writing by VIDEO and KNOGO. The parties hereto agree that each will use its best efforts to ensure that the VIDEO Effective Time and the KNOGO Effective Time occur upon the same date and at the same time.

                     2.8 Closing. Unless this Agreement shall have been terminated pursuant to Article VIII and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the consummation of the VIDEO Merger, the KNOGO Merger, and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019, as promptly as practicable following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, unless another place, date or time is agreed to in writing by VIDEO and KNOGO.


                                  ARTICLE III

                              CONVERSION OF SHARES

                     3.1 VIDEO Stock. At the VIDEO Effective Time, by virtue of the VIDEO Merger and without any action on the part of any of the parties hereto or the holders of any shares of the capital stock of SENTRY, VIDEO or KNOGO, each share of VIDEO common stock, par value $0.01 per share (the "VIDEO Shares"), which is issued and outstanding immediately prior to the VIDEO Effective Time shall be converted into and represent the right to receive one share of common stock, par value $0.001 per share, of SENTRY ("SENTRY Common Stock") (the "VIDEO Merger Consideration"). All such VIDEO Shares shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and each certificate which immediately prior to the VIDEO Effective Time evidenced any such VIDEO Shares ("VIDEO Certificates") shall thereafter represent the right to receive (without interest), upon surrender of such VIDEO Certificate in accordance with the provisions of Section 3.6, the VIDEO Merger Consideration multiplied by the number of VIDEO Shares evidenced by such VIDEO Certificate. The holders of VIDEO Certificates previously evidencing VIDEO Shares outstanding immediately prior to the VIDEO Effective Time shall cease to have any rights with respect thereto (including, without limitation, any rights to vote or to receive dividends and distributions in respect of such VIDEO Shares), except as otherwise provided herein or by law. At the VIDEO Effective Time, each VIDEO Share held in VIDEO's treasury immediately prior to the Effective Time shall, by virtue of the VIDEO Merger, be canceled and retired and cease to exist, without any conversion thereof. All other classes of VIDEO stock held in treasury shall also be canceled.

                 3.2 KNOGO Stock. At the KNOGO Effective Time, by virtue of the KNOGO Merger and without any action on the part of any of the parties hereto or the holders of any shares of the capital stock of SENTRY, VIDEO or KNOGO, each 1.2022 shares of KNOGO common stock, par value $0.01 per share (the "KNOGO Shares"), which is issued and outstanding immediately prior to the KNOGO Effective Time shall be converted into and represent the right to receive one share of SENTRY Common Stock (the "KNOGO Common Stock Consideration"), plus one share of preferred stock, par value $0.001 per share, of SENTRY ("SENTRY Class A Preferred Stock"; such SENTRY Class A Preferred Stock having the terms set forth in Exhibit A attached hereto) (together with the KNOGO Common Stock Consideration, the "KNOGO Merger Consideration" and with the VIDEO Merger Consideration, collectively, the "Merger Consideration"). All such KNOGO Shares shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and each certificate which immediately prior to the KNOGO Effective Time evidenced any such KNOGO Shares ("KNOGO Certificates") shall thereafter represent the right to receive (without interest), upon surrender of such KNOGO Certificate in accordance with the provisions of Section 3.6, the KNOGO Merger Consideration multiplied by the number of KNOGO Shares evidenced by such KNOGO Certificate. The holders of KNOGO Certificates previously evidencing KNOGO Shares outstanding immediately prior to the KNOGO Effective Time shall cease to have any rights with respect thereto (including, without limitation, any rights to vote or to receive dividends and distributions in respect of such KNOGO Shares), except as otherwise provided herein or by law. At the KNOGO Effective Time, each KNOGO Share held in KNOGO's treasury immediately prior to the KNOGO Effective Time shall, by virtue of the KNOGO Merger, be canceled and retired and cease to exist, without any conversion thereof. All other classes of KNOGO stock held in treasury shall also be canceled.

                 3.3 SENTRY Stock. At the Effective Time, each share of SENTRY Common Stock, which immediately prior to the Effective Time is owned by VIDEO, shall be canceled and extinguished and shall cease to exist and no consideration shall be delivered with respect thereto.

                 3.4 VMC Stock. Each share of common stock, par value $.001 per share, of VMC (the "VMC Common Stock") outstanding immediately prior to the VIDEO Effective Time shall, by virtue of the VIDEO Merger and without any further action by the holder thereof, be converted into and become one share of common stock, par value $.001 per share, of the VIDEO Surviving Corporation (the "VIDEO Surviving Corporation Common Stock"). Each certificate which immediately prior to the VIDEO Effective Time represented outstanding shares of VMC Common Stock shall, on and after the VIDEO Effective Time, be deemed for all purposes to represent the number of shares of VIDEO Surviving Corporation Common Stock into which the shares of VMC Common Stock represented by such certificate shall have been converted pursuant to this Section 3.4.

                 3.5 SMC Stock. Each share of common stock, par value $.001 per share, of SMC (the "SMC Common Stock") outstanding immediately prior to the KNOGO Effective Time shall, by virtue of the KNOGO Merger and without any further action by the holder thereof, be converted into and become one share of common stock, par value $.001 per share, of the KNOGO Surviving Corporation (the "KNOGO Surviving Corporation Common Stock"). Each certificate which immediately prior to the KNOGO Effective Time represented outstanding shares of SMC Common Stock shall, on and after the KNOGO Effective Time, be deemed for all purposes to represent the number of shares of KNOGO Surviving Corporation Common Stock into which the shares of SMC Common Stock represented by such certificate shall have been converted pursuant to this Section 3.5.

                 3.6 Exchange of Certificates. (a) As of the Effective Time, SENTRY shall deposit, or shall cause to be deposited, with an exchange agent mutually selected by VIDEO and KNOGO (the "Exchange Agent"), for the benefit of the holders of VIDEO Shares and KNOGO Shares, for exchange in accordance with this Article III, certificates representing the shares of SENTRY Common Stock, SENTRY Class A Preferred Stock and cash in lieu of fractional shares (such cash and certificates for shares of SENTRY Common Stock and SENTRY Class A Preferred Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to this Article III and paid pursuant to this Section 3.6 in exchange for outstanding VIDEO Shares and KNOGO Shares.

                 (b) Promptly after the Effective Time, SENTRY shall cause the Exchange Agent to mail to each holder of record of VIDEO Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such VIDEO Shares shall pass, only upon delivery of the VIDEO

Certificates representing such VIDEO Shares to the Exchange Agent and which shall be in such form and have such other provisions as SENTRY may reasonably specify and (ii) instructions for use in effecting the surrender of such VIDEO Certificates in exchange for certificates representing shares of SENTRY Common Stock and cash in lieu of fractional shares. Upon surrender of a VIDEO Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of VIDEO Shares represented by such VIDEO Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of SENTRY Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the VIDEO Certificate surrendered pursuant to the provisions of this Article III, after giving effect to any required withholding tax, and the VIDEO Shares represented by the VIDEO Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of VIDEO Shares. In the event of a transfer of ownership of VIDEO Shares which is not registered in the transfer records of VIDEO, a certificate representing the proper number of shares of SENTRY Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the VIDEO Certificate representing such VIDEO Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                 (c) Promptly after the Effective Time, SENTRY shall cause the Exchange Agent to mail to each holder of record of KNOGO Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such KNOGO Shares shall pass, only upon delivery of the KNOGO Certificates representing such KNOGO Shares to the Exchange Agent and which shall be in such form and have such other provisions as SENTRY may reasonably specify and (ii) instructions for use in effecting the surrender of such KNOGO Certificates in exchange for certificates representing shares of SENTRY Common Stock, SENTRY Class A Preferred Stock and cash in lieu of fractional shares. Upon surrender of a KNOGO Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of KNOGO Shares represented by such KNOGO Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of SENTRY Common Stock, (y) a certificate representing that number of whole shares of SENTRY Class A Preferred Stock, and (z) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the KNOGO Certificate surrendered pursuant to the provisions of this Article III, after giving effect to any required withholding tax, and the KNOGO Shares represented by the KNOGO Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of KNOGO Shares. In the event of a transfer of ownership of KNOGO Shares which is not registered in the transfer records of KNOGO, a certificate representing the proper number of shares of SENTRY Common Stock and SENTRY Class A Preferred Stock and a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the KNOGO Certificate representing such KNOGO Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                 (d) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on SENTRY Common Stock or SENTRY Class A Preferred Stock shall be paid with respect to any shares represented by a VIDEO or KNOGO Certificate, as the case may be, until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such VIDEO or KNOGO Certificate, there shall be paid to the holder of the certificates representing whole shares of SENTRY Common Stock or SENTRY Class A Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of SENTRY Common Stock or SENTRY Class A Preferred Stock and not paid, less the amount of any withholding taxes which may be required thereon, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of SENTRY Common Stock or SENTRY Class A Preferred Stock, less the amount of any withholding taxes which may be required thereon.

                 (e) At or after the VIDEO Effective Time, there shall be no transfers on the stock transfer books of VIDEO of the VIDEO Shares which were outstanding immediately prior to the VIDEO Effective Time. At or after the KNOGO Effective Time, there shall be no transfers on the stock transfer books of KNOGO of the KNOGO Shares which were outstanding immediately prior to the KNOGO Effective Time. If, after the Effective Time, VIDEO or KNOGO Certificates are presented to SENTRY, they shall be canceled and exchanged for certificates for shares of SENTRY Common Stock (and SENTRY Class A Preferred Stock in the case of KNOGO Shares) and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article III. Certificates surrendered for exchange by any person constituting an "affiliate" of KNOGO or

VIDEO for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until SENTRY has received a written agreement from such person as provided in Section 6.9.

                 (f) No fractional shares of SENTRY Common Stock or SENTRY Class A Preferred Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of SENTRY Common Stock or SENTRY Class A Preferred Stock pursuant to Section 3.1 and Section 3.2, cash adjustments will be paid to holders in respect of any fractional share of SENTRY Common Stock or SENTRY Class A Preferred Stock that would otherwise be issuable, and the amount of such cash adjustment shall be as follows: (i) for SENTRY Common Stock, the cash adjustment shall be equal to such fractional proportion of the average of the closing sales prices of VIDEO Common Stock as reported on the NASDAQ Stock Market's National Market ("NASDAQ/NM") for the five consecutive trading days preceding the Effective Time; and (ii) for SENTRY Class A Preferred Stock, the cash adjustment shall be equal to such fractional proportion of the SENTRY Class A Preferred Stock Face Value (as such term is defined in the SENTRY Certificate of Incorporation Class A Preferred Stock provisions, attached hereto as Exhibit A).

                 (g) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of SENTRY Common Stock and SENTRY Class A Preferred Stock) that remains unclaimed by the former stockholders of KNOGO or VIDEO one year after the Effective Time shall be delivered to SENTRY. Any former stockholder of KNOGO or VIDEO who has not theretofore complied with this Article III shall thereafter look only to SENTRY for payment of their shares of SENTRY Common Stock, SENTRY Class A Preferred Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the SENTRY Common Stock and SENTRY Class A Preferred Stock deliverable in respect of each VIDEO or KNOGO Share such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                 (h) None of VIDEO, KNOGO, SENTRY, VMC, SMC, the Exchange Agent or any other person shall be liable to any former holder of VIDEO Shares or KNOGO Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (i) In the event any VIDEO or KNOGO Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by SENTRY, the posting by such person of a bond in such reasonable amount as SENTRY may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of SENTRY Common Stock (and SENTRY Class A

Preferred Stock in the case of KNOGO Shares) and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of SENTRY Common Stock (and SENTRY Class A Preferred Stock in the case of KNOGO Shares) as provided in this Section 3.6, deliverable in respect thereof pursuant to this Agreement.

                 3.7 Adjustment of Merger Consideration. In the event that, (i) subsequent to the date of this Agreement but prior to the VIDEO Effective Time, the outstanding shares of VIDEO shall have been changed into a different number of shares or a different claim as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, or (ii) subsequent to the date of this Agreement but prior to the KNOGO Effective Time, the outstanding shares of KNOGO shall have been changed into a different number of shares or a different claim as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

                 3.8 VIDEO Stock Options. (a) At the VIDEO Effective Time, all outstanding options and other rights to acquire shares granted to employees under any stock option or purchase plan, program or similar arrangement (each, as amended, an "Option Plan" and, such options and other rights, "Stock Options") of VIDEO and, with respect to employees and non-employees, all outstanding warrants to purchase Viking Shares (the "Warrants"), whether or not such Stock Options or Warrants are then exercisable or vested, will be assumed by SENTRY and shall be exercisable upon the same terms and conditions as under the applicable Warrant or Option Plan and option agreement issued thereunder, except that (i) each such Stock Option or Warrant shall be exercisable for that whole number of shares of SENTRY Common Stock (to the nearest share) into which the number of VIDEO Shares subject to such Stock Option or Warrant immediately prior to the Effective Time would be converted under Section 3.1, and (ii) the option exercise price or Warrant exercise price per share of SENTRY Common Stock shall be an amount equal to the option exercise price or warrant exercise price per VIDEO Share of such Stock Option or Warrant in effect immediately prior to the VIDEO Effective Time divided by the VIDEO Merger Consideration (the option exercise price or Warrant exercise price per VIDEO Share, as so determined, being rounded upwards to the nearest full cent). No payment shall be made for fractional interests.

                 (b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, the Option Plans of VIDEO shall terminate as of the VIDEO Effective Time and any rights under any provisions in any other plan, program or arrangement providing for the issuance or grant by VIDEO of any interest in respect of the capital stock of VIDEO shall be canceled as of the VIDEO Effective Time.

                 3.9 KNOGO Stock Options. (a) At the KNOGO Effective Time, all outstanding options and other rights to acquire Shares granted to employees under any Option Plan of KNOGO, whether or not then exercisable or vested, will be assumed by SENTRY and shall be exercisable upon the same terms and conditions as under the applicable Option Plan and option agreement issued thereunder, except that (A)(i) each such Stock Option shall be exercisable for that whole number of shares of SENTRY Common Stock (to the nearest share) into which the number of KNOGO Shares subject to such Stock Option immediately prior to the Effective Time would be converted under Section 3.2, and (ii) each such Stock Option shall be exercisable for that whole number of shares of SENTRY Class A Preferred Stock (to the nearest share) into which the number of KNOGO Shares subject to such Stock Option immediately prior to the Effective Time would be converted under Section 3.2, provided that if all of the issued and outstanding SENTRY Class A Preferred Stock has been theretofore redeemed or converted in the manner set forth in the SENTRY Certificate of Incorporation, attached hereto as Exhibit A, then in lieu of the SENTRY Class A Preferred Stock, the holders of such Stock Options shall receive the same consideration paid to the holders of SENTRY Class A Preferred Stock upon such redemption or conversion, and (B) the option exercise price per share of SENTRY Common Stock (including SENTRY Class A Preferred Stock) shall be an amount equal to the option exercise price per KNOGO Share of such Stock Option in effect immediately prior to the KNOGO Effective Time divided by the KNOGO Common Stock Consideration (the option exercise price per KNOGO Share, as so determined, being rounded upwards to the nearest full cent). No payment shall be made for fractional interests.

                 (b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, the Option Plans of KNOGO shall terminate as of the KNOGO Effective Time and any rights under any provisions in any other plan, program or arrangement providing for the issuance or grant by KNOGO of any interest in respect of the capital stock of KNOGO shall be canceled as of the KNOGO Effective Time.

                 3.10 Stockholder Approval. (a) This Agreement shall be submitted for consideration and approval to the holders of VIDEO Shares at a special meeting of stockholders duly held for such purpose by VIDEO (the "VIDEO Stockholders' Meeting").

                 (b) This Agreement shall be submitted for consideration and approval to the holders of KNOGO Shares at a special meeting of stockholders duly held for such purpose by KNOGO (the "KNOGO Stockholders' Meeting").

                 (c) VIDEO and KNOGO shall coordinate with respect to the timing of the VIDEO Stockholders' Meeting and the KNOGO Stockholders' Meeting and shall endeavor to hold such meetings on the same day and time and as soon as practicable after the date hereof. Subject to their fiduciary duties, the respective boards of directors of VIDEO and KNOGO shall recommend that their respective stockholders approve this Agreement and the transactions contemplated hereby, and such recommendation shall be contained in the Joint Proxy Statement/Prospectus (as defined in Section 6.7) of VIDEO and KNOGO included in the Registration Statement (as defined in Section 6.7) and distributed to the stockholders of VIDEO and KNOGO in connection with the VIDEO Stockholders' Meeting and the KNOGO Stockholders' Meeting.

                 (d) SENTRY shall take any and all actions necessary for the proper approvals and authorizations to be adopted by the boards of directors and stockholders of SENTRY, VMC and SMC, respectively, to effectuate the transactions contemplated hereby.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF KNOGO

                 Except as set forth in KNOGO's disclosure schedule delivered to VIDEO in connection with this Agreement (the "KNOGO Disclosure Schedule") or the KNOGO SEC Documents (as defined in Section 4.6 below), KNOGO hereby represents and warrants to VIDEO as follows:

                 4.1 Organization and Qualification. Each of KNOGO and its subsidiaries (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Material Adverse Effect (as defined in Section 9.3(d) below) on KNOGO. True and complete copies of the Certificate of Incorporation and the Bylaws, as amended to date, of KNOGO and its subsidiaries have been made available to VIDEO.

                 4.2 Capitalization. (a) The authorized capital stock of KNOGO consists of 10,000,000 KNOGO Shares and 3,000,000 shares of preferred stock, par value $.01 per share (the "KNOGO Preferred Stock"). As of the date of this Agreement, (i) 5,772,032 KNOGO Shares are issued and outstanding and no KNOGO Shares are held in treasury, (ii) 678,700 KNOGO Shares are reserved for issuance pursuant to outstanding Stock Options and 575,300 Shares are reserved for issuance in respect of future grants of Stock Options and (iii) no shares of KNOGO Preferred Stock are issued and outstanding. All outstanding KNOGO Shares are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as disclosed in the KNOGO SEC Documents or in Section 4.2(a) of the KNOGO Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreements to which KNOGO is a party or by which KNOGO is bound which obligate KNOGO to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional KNOGO Shares or any other capital stock of KNOGO or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such KNOGO Shares or (ii) purchase, redeem or otherwise acquire any KNOGO Shares and any other capital stock of KNOGO.

                 (b) All outstanding KNOGO Shares are duly listed for trading on the American Stock Exchange ("AMEX").

                 (c) KNOGO owns, directly or indirectly, all of the outstanding shares of or other interests in each of its subsidiaries, which subsidiaries are listed in Section 4.2(c) of the KNOGO Disclosure Schedule. Each of the outstanding shares of capital stock of each of KNOGO's subsidiaries has been duly authorized, is validly paid and nonassessable, and is owned, directly or indirectly, by KNOGO, free and clear of all liens, pledges, security interests, claims or other encumbrances, except for such liens, pledges, security interests, claims or encumbrances that would not have a Material Adverse Effect on KNOGO. Schedule 4.2(c) of the KNOGO Disclosure Schedule sets forth the following information for each of KNOGO's subsidiaries, if applicable: (i) name and jurisdiction of incorporation or organization;
(ii) authorized capital stock or share capital; and (iii) number of issued and outstanding shares of capital stock or share capital.

                 (d) Except as set forth in Section 4.2(d) of the KNOGO Disclosure Schedule, KNOGO does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

                 (e)      Except as provided in the KNOGO SEC Documents or in
Section 4.2(e) of the KNOGO Disclosure Schedule, there are no voting trusts or shareholder agreements to which KNOGO is a party with respect to the voting of the capital stock of KNOGO.

                 4.3 Authorization and Validity of Agreement. KNOGO has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof (subject to the approval and adoption of this Agreement and the KNOGO Merger by the holders of a majority of the outstanding KNOGO Shares, and the filing and recordation of appropriate merger documents as required by the DGCL). KNOGO's Board of Directors (the "KNOGO Board") has duly authorized the execution, delivery and performance of this Agreement by KNOGO, and no other corporate proceedings on the part of KNOGO are necessary to authorize this Agreement or the transactions contemplated hereby (other than the approval and adoption of this Agreement and the KNOGO Merger by the holders of a majority of the outstanding KNOGO Shares). This Agreement has been duly executed and delivered by KNOGO and, assuming this Agreement constitutes the legal, valid and binding obligation of VIDEO, SENTRY, VMC and SMC, constitutes the legal, valid and binding obligation of KNOGO, enforceable against KNOGO in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 4.4 Consents and Approvals. (a) Neither the execution and delivery of this Agreement by KNOGO nor the consummation by KNOGO of the transactions contemplated hereby will require on the part of KNOGO any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) as may be required in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the applicable requirements of the Securities Act, the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the AMEX on which the KNOGO Shares are listed, and state securities or "blue sky" laws and state takeover laws,
(iii) the filing and recordation of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which KNOGO is authorized to do business, (iv) as set forth in Section 4.4 of the KNOGO Disclosure Schedule or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect on KNOGO or prevent the consummation of the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding KNOGO Shares is the only vote of the holders of capital stock of KNOGO necessary to approve the KNOGO Merger.

                 (b) The KNOGO Board has approved the execution of the Support/Voting Agreements to be entered into between KNOGO and certain VIDEO stockholders.

                 4.5 No Violation. Except as set forth in Section 4.5 of the KNOGO Disclosure Schedule, assuming the KNOGO Merger has been duly approved by the holders of a majority of the outstanding KNOGO Shares, neither the execution and delivery of this Agreement by KNOGO nor the consummation by KNOGO of the transactions contemplated hereby will (a) conflict with or violate the Articles of Incorporation, as amended, or By-Laws of KNOGO or any of its subsidiaries, (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any lien, charge or other encumbrance on any assets or property of KNOGO or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which KNOGO or any of its subsidiaries is a party or by which KNOGO, any of its subsidiaries, or any of their respective assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which would not have a Material Adverse Effect on KNOGO or prevent the consummation of the transactions contemplated hereby or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.4 and this Section 4.5 are duly and timely obtained or made and the approval of the KNOGO Merger by the holders of a majority of the outstanding KNOGO Shares has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to KNOGO, any of its subsidiaries or any of their respective assets and properties, except for such violations which would not have a Material Adverse Effect on KNOGO or prevent the consummation of the transactions contemplated hereby.

                 4.6 SEC Reports; Financial Statements. (a) Since January 1, 1995, KNOGO has filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act, the Securities Act and the SEC's rules and regulations thereunder (collectively, the "KNOGO SEC Documents"). The KNOGO SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed, or in the case of registration statements on their respective effective dates, (i) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and (ii) did not at the time filed (or, in the case of registration statements, at the time of effectiveness), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 (b) Each of the consolidated financial statements of KNOGO (including any related notes thereto) included in the KNOGO SEC Documents (excluding the KNOGO SEC Documents described in Section 4.7 hereof) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated in such financial statements or in the notes thereto or, in the case of unaudited financial statements, as permitted by the requirements of Form 10-Q) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnotes) the financial position of KNOGO as of the dates thereof and the results of KNOGO's operations and cash flows for the periods presented therein.

                 4.7 Joint Proxy Statement/Prospectus. None of the information supplied by KNOGO to be included in the Joint Proxy Statement/Prospectus or the Registration Statement will, in the case of the Joint Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments thereof or supplements thereto, and at the time of the KNOGO Stockholders' Meeting, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, KNOGO makes no representation or warranty with respect to the statements made in the Joint Proxy Statement/Prospectus based on information supplied by or on behalf of VIDEO, SENTRY, VMC or SMC or any of their respective affiliates specifically for inclusion therein.

                 4.8 Compliance with Law. Except as set forth in the KNOGO SEC Documents or in Section 4.8 of the KNOGO Disclosure Schedule, neither KNOGO nor any of its subsidiaries is in violation of any applicable statute, rule, regulation, decree or order of any governmental or regulatory authority applicable to KNOGO or its subsidiaries, except for violations which would not have a Material Adverse Effect on KNOGO. Without limiting the foregoing, except for matters which would not have a Material Adverse Effect on KNOGO and those matters disclosed in the KNOGO SEC Documents or in Section 4.8 of the KNOGO Disclosure Schedule, to the Knowledge of KNOGO, (a) the businesses of KNOGO and its subsidiaries are being conducted in compliance with applicable Environmental Laws (as defined below), (b) the businesses of KNOGO and its subsidiaries have not made, caused or contributed to any material release of any hazardous or toxic waste or substance into the environment and (c) neither KNOGO nor any of its subsidiaries is subject to any compliance agreement or settlement agreement from an alleged violation of Environmental Laws. For purposes hereof, "Environmental Laws" shall mean all applicable laws relating to pollution or protection of the environment, including the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act. Except as set forth in the KNOGO SEC Documents or in Section 4.8 of the KNOGO Disclosure Schedule or as contemplated or permitted by this Agreement, KNOGO and its subsidiaries hold all permits, licenses, exemptions, orders and approvals of governmental and regulatory authorities necessary for the conduct of their respective businesses, as now being conducted, except where the failure to hold permits, licenses, exemptions, orders and approvals would not have a Material Adverse Effect on KNOGO.

                 4.9 Absence of Certain Changes. Except as disclosed in the KNOGO SEC Documents or in Section 4.9 of the KNOGO Disclosure Schedule, since June 30, 1996 through the date of this Agreement, KNOGO and its subsidiaries have conducted their respective businesses only in the ordinary course and there has not been (a) any changes which could have a Material Adverse Effect on KNOGO; (b) any declaration, setting aside or payment of any dividend or payment in cash, stock or property or other distribution with respect to KNOGO's capital stock; (c) any reclassification, combination, split, subdivision, redemption, purchase or other acquisition, directly or indirectly, of any of KNOGO's capital stock; (d) any material change in KNOGO's accounting principles, practices or methods; or (e) any material alteration in the character or conduct of KNOGO's business from that conducted and contemplated as of June 30, 1996.

                 4.10 No Undisclosed Liabilities. Except (a) for liabilities incurred in the ordinary course of business, (b) liabilities incurred in connection with the transactions contemplated by this Agreement,
(c) liabilities which would not have a Material Adverse Effect on KNOGO and (d) as disclosed in the KNOGO SEC Documents or as set forth in Section 4.10 of the KNOGO Disclosure Schedule, from June 30, 1996 until the date of this Agreement, KNOGO and its subsidiaries had not incurred any material liabilities that would be required to be reflected in or reserved against a consolidated balance sheet of KNOGO prepared in accordance with generally accepted accounting principles.

                 4.11     Litigation.   Except as disclosed in the KNOGO SEC
Documents or in Section 4.11 of the KNOGO Disclosure Schedule, there are no claims, actions, proceedings or governmental investigations pending, nor has KNOGO or any of its subsidiaries received notice of any threatened, claims, actions, proceedings or governmental investigations against KNOGO or any of its subsidiaries by or before any court or other governmental or regulatory body, which, if adversely determined, would have a Material Adverse Effect on KNOGO. Neither KNOGO or any of its subsidiaries nor their respective assets is subject to any outstanding and unsatisfied order, writ, judgment, injunction or decree which would have a Material Adverse Effect on KNOGO.

                 4.12 Employee Benefit Matters. All employee benefit plans and other benefit arrangements covering employees of KNOGO and its subsidiaries (the "KNOGO Benefit Plans") are listed in Section 4.12 of the KNOGO Disclosure Schedule, except such benefit plans and other benefit arrangements which are not material. True and complete copies of the KNOGO Benefit Plans have been made available to VIDEO. To the extent applicable, the KNOGO Benefit Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, except as disclosed in Section 4.12(a) of the KNOGO Disclosure Schedule, and any KNOGO Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified. No KNOGO Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither KNOGO nor any of its subsidiaries has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any KNOGO Benefit Plan, except as would not have a Material Adverse Effect on KNOGO. Except as disclosed in Section 4.12(a) of the KNOGO Disclosure Schedule, each KNOGO Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the Knowledge of KNOGO, there are no pending, nor has KNOGO or any of its subsidiaries received notice of any threatened, claims against or otherwise involving any of the KNOGO Benefit Plans, except as would not have a Material Adverse Effect on KNOGO. All material contributions required to be made as of the date this Agreement to the KNOGO Benefit Plans have been made or provided for. Neither KNOGO nor any entity under "common control" with KNOGO within the meaning of Section 4001 of ERISA has contributed to, or been required to contribute to, any "multi-employer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA).

                 4.13 Taxes. Except as disclosed in the KNOGO SEC Documents or in Section 4.13 of the KNOGO Disclosure Schedule, KNOGO and each of its subsidiaries (a) have filed all federal, state and foreign tax returns required to be filed by KNOGO or any of its subsidiaries for tax years ended prior to the date of this Agreement, except for those tax returns the failure of which to file would not have a Material Adverse Effect on KNOGO or for which requests for extensions have been timely filed, and all such returns are complete in all material respects, (b) have paid or accrued all taxes shown to be due and payable on such returns, (c) have accrued all such taxes for such periods subsequent to the periods covered by such returns ending on or prior to the date hereof and (d) have "open" years for federal income tax returns only as set forth in the KNOGO SEC Documents or in Section 4.13 of the KNOGO Disclosure Schedule. There are no liens for taxes on the assets of KNOGO or any of its subsidiaries, except for liens that would not have a Material Adverse Effect on KNOGO, and there is no pending, nor has KNOGO or any of its subsidiaries received notice of any threatened, tax audit, examination, refund litigation or adjustment in controversy which, if determined adversely, would have a Material Adverse Effect on KNOGO. Neither KNOGO nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of taxes.

                 4.14 Intellectual Property. To the Knowledge of KNOGO, KNOGO and its subsidiaries own or possess rights in all patents, trademarks, tradenames, copyrights and other intellectual property rights used in or necessary for the conduct of the businesses of KNOGO and its subsidiaries as now operated (collectively, "KNOGO Intellectual Property"), except where the failure to own or possess any such KNOGO Intellectual Property would not have a Material Adverse Effect on KNOGO. Neither KNOGO nor any of its subsidiaries has received any notice that the products of KNOGO and its subsidiaries, or the use thereof, violate, infringe or otherwise conflict with the Intellectual Property of third parties, except for such violations, infringements or conflicts that would not have a Material Adverse Effect on KNOGO or as disclosed in the KNOGO SEC Documents or in Section 4.14 of the KNOGO Disclosure Schedule.

                 4.15 Labor Matters. Neither KNOGO nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of KNOGO, threatened against KNOGO or any of its subsidiaries relating to their respective businesses, except for any such proceeding that would not have a Material Adverse Effect on KNOGO.

                 4.16 Brokers and Finders. No broker, finder or investment bank has acted directly or indirectly for KNOGO, nor has KNOGO incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby, other than Donald & Co. Securities, the fees and expenses of which shall be borne by KNOGO.

                 4.17 Opinion of Financial Advisor. Donald & Co. Securities, KNOGO's financial advisor, has delivered its opinion, dated the date of this Agreement, to the KNOGO Board to the effect that, as of such date, the KNOGO Merger Consideration is fair, from a financial point of view, to the holders of KNOGO Shares.

                 4.18 Section 351/Reorganization Treatment. Neither KNOGO nor any KNOGO subsidiary has taken or failed to take any action or has knowledge of any fact or circumstance that is reasonably likely to, (i) prevent the KNOGO Merger from qualifying as an exchange governed by Section 351 of the Code or
(ii) prevent the VIDEO Merger from constituting a reorganization within the meaning of Section 368(a) of the Code or from qualifying as an exchange governed by Section 351 of the Code.

                 4.19     VIDEO Shares Ownership.  Except as disclosed in
Section 4.19 of the KNOGO Disclosure Schedule, neither KNOGO nor any of its affiliates owns any VIDEO Shares or other securities or rights convertible, exchangeable or otherwise exercisable into VIDEO Shares.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF VIDEO, SENTRY, VMC AND SMC

                 Except as set forth in VIDEO's disclosure schedule delivered to KNOGO in connection with this Agreement (the "VIDEO Disclosure Schedule") or the VIDEO SEC Documents (as defined in Section 3.6 below), VIDEO, SENTRY, VMC and SMC hereby represent and warrant to KNOGO as follows:

                 5.1 Organization and Qualification. Each of VIDEO, SENTRY, VMC and SMC (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, qualified and in good standing or to have such power or authority would not have a Material Adverse Effect on VIDEO, SENTRY, VMC or SMC. True and complete copies of the Articles or Certificate of Incorporation, as the case may be, and the By-Laws as amended to date, of VIDEO and its subsidiaries have been made available to KNOGO.

                 5.2 Capitalization. (a) The authorized capital stock of VIDEO consists of 10,000,000 VIDEO Shares. As of the date of this Agreement,
(i) 4,841962 VIDEO Shares are issued and outstanding and no VIDEO Shares are held in treasury, (ii) 370,000 VIDEO Shares are reserved for issuance pursuant to outstanding stock options and 180,000 VIDEO Shares are reserved for issuance in respect of future grants of stock options and (iii) 454,114 VIDEO Shares are reserved for issuance pursuant to the warrants set forth in Section 5.2(a) of the VIDEO Disclosure Schedule (the "Warrants"). All outstanding VIDEO Shares are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as disclosed in the VIDEO SEC Documents (as defined in Section 5.6) or in Section 5.2(a) of the VIDEO Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreements to which VIDEO is a party or by which VIDEO is bound which obligate VIDEO to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional VIDEO Shares or any other capital stock of VIDEO or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such VIDEO Shares or (ii) purchase, redeem or otherwise acquire any VIDEO Shares and any other capital stock of VIDEO.

                 (b) All outstanding VIDEO Shares are duly listed for trading on the NASDAQ/NM.

                 (c) VIDEO owns, directly or indirectly, all of the outstanding shares of or other interests in each of its subsidiaries, which subsidiaries are listed in Section 5.2(c) of the VIDEO Disclosure Schedule. Each of the outstanding shares of capital stock of each of VIDEO's subsidiaries has been duly authorized, is validly paid and nonassessable, and is owned, directly or indirectly, by VIDEO, free and clear of all liens, pledges, security interests, claims or other encumbrances, except for such liens, pledges, security interests, claims or encumbrances that would not have a Material Adverse Effect on VIDEO. Schedule 5.2(c) of the VIDEO Disclosure Schedule sets forth the following information for each of VIDEO's subsidiaries, if applicable: (i) name and jurisdiction of incorporation or organization;
(ii) authorized capital stock or share capital; and (iii) number of issued and outstanding shares of capital stock or share capital.

                 (d) Except as set forth in Section 5.2(d) of the VIDEO Disclosure Schedule, VIDEO does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

                 (e)      Except as provided in the VIDEO SEC Documents or in
Section 5.2(e) of the VIDEO Disclosure Schedule, there are no voting trusts or shareholder agreements to which VIDEO is a party with respect to the voting of the capital stock of VIDEO.

                 (f) The authorized capital stock of SENTRY consists of 100,000,000 shares of SENTRY Common Stock and 25,000,000 shares of preferred stock, par value $0.001 per share (the "SENTRY Preferred Stock"). As of the date of this Agreement, (i) one (1) share of SENTRY Common Stock is issued and outstanding and no shares of SENTRY Common Stock are held in treasury, (ii) no shares of SENTRY Common Stock are reserved for issuance pursuant to outstanding Stock Options and no shares of SENTRY Common Stock are reserved for issuance in respect of future grants of Stock Options and (iii) no shares of SENTRY Preferred Stock are issued and outstanding. All outstanding shares of SENTRY Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreements, other than this Agreement, to which SENTRY is a party or by which SENTRY is bound which obligate SENTRY to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional capital stock of SENTRY or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such shares of SENTRY Common Stock or (ii) purchase, redeem or otherwise acquire any capital stock of SENTRY. All of the shares of SENTRY Common Stock and SENTRY Class A Preferred Stock to be issued to holders of KNOGO Shares and VIDEO Shares have been duly authorized for issuance and, when issued in accordance with the VIDEO Merger and the KNOGO Merger and this Agreement, will be validly issued, fully paid and nonassessable, and will not be subject to and will not be issued in violation of any preemptive rights.

                 (g) The authorized capital stock of VMC consists of 100 shares of VMC Common Stock. As of the date of this Agreement, (i) one share of VMC Common Stock is issued and outstanding and no shares of VMC Common Stock are held in treasury, and (ii) no shares of VMC Common Stock are reserved for issuance pursuant to outstanding stock options and no shares of VMC Common Stock are reserved for issuance in respect of future grants of stock options. All outstanding shares of VMC Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreements to which VMC is a party or by which VMC is bound which obligate VMC to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional shares of VMC Common Stock or any other capital stock of VMC or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such shares of VMC Common Stock or (ii) purchase, redeem or otherwise acquire any shares of VMC Common Stock and any other capital stock of VMC.

                 (h) The authorized capital stock of SMC consists of 100 shares of SMC Common Stock. As of the date of this Agreement, (i) one share of SMC Common Stock is issued and outstanding and no shares of SMC Common Stock are held in treasury, and (ii) no shares of SMC Common Stock are reserved for issuance pursuant to outstanding stock options and no shares of SMC Common Stock are reserved for issuance in respect of future grants of stock options. All outstanding shares of SMC Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreements to which SMC is a party or by which SMC is bound which obligate SMC to (i) issue, deliver or sell or cause to be issued, delivered or sold any additional shares of SMC Common Stock or any other capital stock of SMC or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such shares of SMC Common Stock or (ii) purchase, redeem or otherwise acquire any shares of SMC Common Stock and any other capital stock of SMC.

                 5.3 Authorization and Validity of Agreement. Each of VIDEO, SENTRY, VMC and SMC has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof (subject to the approval and adoption of this Agreement, the VIDEO Merger and the KNOGO Merger by the holders of a majority of the outstanding VIDEO Shares, SENTRY Common Stock, VMC Common Stock and SMC Common Stock, as applicable, and the filing and recordation of appropriate merger documents as required by the DGCL and the Minnesota Act). The Boards of Directors of VIDEO (the "VIDEO Board"), SENTRY, VMC and SMC, respectively, and VIDEO, as the sole stockholder of SENTRY, and SENTRY, as the sole stockholder of VMC and SMC, have duly authorized the execution, delivery and performance of this Agreement by each of VIDEO, SENTRY, VMC and SMC, and no other corporate proceedings on the part of either VIDEO, SENTRY, VMC or SMC are necessary to authorize this Agreement or the transactions contemplated hereby (other than the approval and adoption of this Agreement, the VIDEO Merger and the KNOGO Merger by the holders of a majority of the outstanding VIDEO Shares). This Agreement has been duly executed and delivered by each of VIDEO, SENTRY, VMC and SMC and, assuming this Agreement constitutes the legal, valid and binding obligation of KNOGO, constitutes the legal, valid and binding obligation of each of VIDEO, SENTRY, VMC and SMC, enforceable against each of VIDEO, SENTRY, VMC and SMC in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 5.4 Consents and Approvals. (a) Neither the execution and delivery of this Agreement by VIDEO, SENTRY, VMC and SMC nor the consummation by VIDEO, SENTRY, VMC and SMC of the transactions contemplated hereby will require on the part of VIDEO, SENTRY, VMC or SMC any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) as may be required in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder, the NASDAQ/NM on which VIDEO Shares are listed, and state securities or "blue sky" laws and state takeover laws, (iii) the filing and recordation of the Certificate of Merger, the Articles of Merger and other merger documents pursuant to the DGCL and the Minnesota Act, (iv) as set forth in Section 5.4 of the VIDEO Disclosure Schedule or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect on VIDEO, SENTRY, VMC or SMC or prevent the consummation of the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding

VIDEO Shares is the only vote of the holders of capital stock of VIDEO necessary to approve the VIDEO Merger.

                 (b) The VIDEO Board has approved the execution of the Support/Voting Agreements to be entered into between VIDEO and certain KNOGO stockholders.

                 5.5 No Violation. Except as set forth in Section 5.5 of the VIDEO Disclosure Schedule, assuming the VIDEO Merger has been duly approved by the holders of a majority of the outstanding VIDEO Shares, neither the execution and delivery of this Agreement by VIDEO, SENTRY, VMC or SMC nor the consummation by VIDEO, SENTRY, VMC and SMC of the transactions contemplated hereby will (a) conflict with or violate the Articles of Incorporation or By-Laws of VIDEO, the SENTRY Certificate of Incorporation, the SENTRY Bylaws, the VMC Certificate of Incorporation, the VMC Bylaws, the SMC Certificate of Incorporation, or the SMC Bylaws, (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any lien, charge or other encumbrance on any assets or property of either of VIDEO, SENTRY, VMC or SMC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which either of VIDEO, SENTRY, VMC or SMC is a party or by which either of VIDEO, SENTRY, VMC or SMC or any of their respective assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which would not have a Material Adverse Effect on either of VIDEO, SENTRY, VMC or SMC or prevent the consummation of the transactions contemplated hereby or
(c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 5.4 and this Section 5.5 are duly and timely obtained or made, and the approval of the VIDEO Merger by the holders of a majority of the outstanding VIDEO Shares has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to either of VIDEO, SENTRY, VMC or SMC or any of their respective assets or properties, except for such violations which would not in the aggregate have a Material Adverse Effect on either of VIDEO, SENTRY, VMC or SMC, or prevent the consummation of the transactions contemplated hereby.

                 5.6 SEC Reports; Financial Statements. (a) Since September 30, 1994, VIDEO has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act, the Securities Act and the SEC's rules and regulations thereunder (collectively, the "VIDEO SEC Documents"). The VIDEO SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed, or in the case of registration statements on their respective effective dates, (i) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and (ii) did not at the time filed (or, in the case of registration statements, at the time of effectiveness), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 (b) Each of the consolidated financial statements of VIDEO (including any related notes thereto) included in the VIDEO SEC Documents (excluding the VIDEO SEC Documents described in Section 5.7 hereof) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated in such financial statements or in the notes thereto or, in the case of unaudited financial statements, as permitted by the requirements of Form 10-Q) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnotes) the financial position of VIDEO as of the dates thereof and the results of the VIDEO's operations and cash flows for the periods presented therein.

                 5.7 Joint Proxy Statement/Prospectus. None of the information supplied by VIDEO, SENTRY, VMC or SMC to be included in the Joint Proxy Statement/Prospectus or the Registration Statement will, in the case of the Joint Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments thereof or supplements thereto, and at the time of the VIDEO Stockholders' Meeting, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, neither VIDEO, SENTRY, VMC nor SMC makes any representation or warranty with respect to the statements made in the Joint Proxy Statement/Prospectus based on information supplied by or on behalf of KNOGO or any of its affiliates specifically for inclusion therein.

                 5.8 Compliance with Law. Except as set forth in the VIDEO SEC Documents or in Section 5.8 of the VIDEO Disclosure Schedule, VIDEO is not in violation of any applicable statute, rule, regulation, decree or order of any governmental or regulatory authority applicable to VIDEO, except for violations which would not have a Material Adverse Effect on VIDEO. Without limiting the foregoing, except for matters which would not have a Material Adverse Effect on VIDEO and those matters disclosed in the VIDEO SEC Documents or in Section 5.8 of the VIDEO Disclosure Schedule, to the Knowledge of VIDEO, (a) the business of VIDEO is being conducted in compliance with applicable Environmental Laws, (b) the business of VIDEO has not made, caused or contributed to any material release of any hazardous or toxic waste or substance into the environment and (c) VIDEO is not subject to any compliance agreement or settlement agreement from an alleged violation of Environmental Laws. Except as set forth in the VIDEO SEC Documents or in Section 5.8 of the VIDEO Disclosure Schedule or as contemplated or permitted by this Agreement, VIDEO holds all permits, licenses, exemptions, orders and approvals of governmental and regulatory authorities necessary for the conduct of its businesses, as now being conducted, except where the failure to hold permits, licenses, exemptions, orders and approvals would not have a Material Adverse Effect on VIDEO.

                 5.9 Absence of Certain Changes. Except as disclosed in the VIDEO SEC Documents or in Section 5.9 of the VIDEO Disclosure Schedule, since June 30, 1996 through the date of this Agreement, VIDEO has conducted its business only in the ordinary course and there has not been (a) any changes which could have a Material Adverse Effect on VIDEO; (b) any declaration, setting aside or payment of any dividend or payment in cash, stock or property or other distribution with respect to VIDEO's capital stock; (c) any reclassification, combination, split, subdivision, redemption, purchase or other acquisition, directly or indirectly, of any of VIDEO's capital stock; (d) any material change in VIDEO's accounting principles, practices or methods; or
(e) any material alteration in the character or conduct of VIDEO's business from that conducted and contemplated as of June 30, 1996.

                 5.10 No Undisclosed Liabilities. Except (a) for liabilities incurred in the ordinary course of business, (b) liabilities incurred in connection with the transactions contemplated by this Agreement,
(c) liabilities which would not have a Material Adverse Effect on VIDEO, SENTRY, VMC or SMC and (d) as disclosed in the VIDEO SEC Documents or as set forth in Section 5.10 of the VIDEO Disclosure Schedule, from June 30, 1996 until the date of this Agreement, VIDEO, SENTRY, VMC and SMC had not incurred any material liabilities that would be required to be reflected in or reserved against a consolidated balance sheet of VIDEO prepared in accordance with generally accepted accounting principles.

                 5.11     Litigation.   Except as disclosed in the VIDEO SEC
Documents or in Section 5.11 of the VIDEO Disclosure Schedule, there are no claims, actions, proceedings or governmental investigations pending, nor has VIDEO, SENTRY, VMC or SMC received notice of any threatened, claims, actions, proceedings or governmental investigations against VIDEO, SENTRY, VMC or SMC by or before any court or other governmental or regulatory body, which, if adversely determined, would have a Material Adverse Effect on VIDEO, SENTRY, VMC or SMC. Neither VIDEO, SENTRY, VMC or SMC nor their respective assets is subject to any outstanding and unsatisfied order, writ, judgment, injunction or decree which would have a Material Adverse Effect on VIDEO, SENTRY, VMC or SMC.

                 5.12 Employee Benefit Matters. All employee benefit plans and other benefit arrangements covering employees of VIDEO (the "VIDEO Benefit Plans") are listed in Section 5.12 of the VIDEO Disclosure Schedule, except such benefit plans and other benefit arrangements which are not material. True and complete copies of the VIDEO Benefit Plans have been made available to KNOGO. To the extent applicable, the VIDEO Benefit Plans comply in all material respects with the requirements of ERISA, the Code, and any VIDEO Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified. No VIDEO Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. VIDEO has not incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any VIDEO Benefit Plan, except as would not have a Material Adverse Effect on VIDEO. Each VIDEO Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the Knowledge of VIDEO, there are no pending, nor has VIDEO received notice of any threatened, claims against or otherwise involving any of the VIDEO Benefit Plans, except as would not have a Material Adverse Effect on VIDEO. All material contributions required to be made as of the date this Agreement to the VIDEO Benefit Plans have been made or provided for. Neither VIDEO nor any entity under "common control" with VIDEO within the meaning of Section 4001 of ERISA has contributed to, or been required to contribute to, any "multi-employer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA).

                 5.13 Taxes. Except as disclosed in the VIDEO SEC Documents or in Section 5.13 of the VIDEO Disclosure Schedule, VIDEO and each of its subsidiaries (a) have filed all federal, state and foreign tax returns required to be filed by VIDEO or any of its subsidiaries for tax years ended prior to the date of this Agreement, except for those tax returns the failure of which to file would not have a Material Adverse Effect on VIDEO or for which requests for extensions have been timely filed, and all such returns are complete in all material respects, (b) have paid or accrued all taxes shown to be due and payable on such returns, (c) have accrued all such taxes for such periods subsequent to the periods covered by such returns ending on or prior to the date hereof and (d) have "open" years for federal income tax returns only as set forth in the VIDEO SEC Documents or in Section 5.13 of the VIDEO Disclosure Schedule. There are no liens for taxes on the assets of VIDEO or any of its subsidiaries, except for liens that would not have a Material Adverse Effect on VIDEO, and there is no pending, nor has VIDEO or any of its subsidiaries received notice of any threatened, tax audit, examination, refund litigation or adjustment in controversy which, if determined adversely, would have a Material Adverse Effect on VIDEO. Neither VIDEO nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of taxes.

                 5.14 Intellectual Property. To the Knowledge of VIDEO, VIDEO owns or possesses rights in all patents, trademarks, tradenames, copyrights and other intellectual property rights used in or necessary for the conduct of VIDEO's business as now operated (collectively, "VIDEO Intellectual Property"), except where the failure to own or possess any such VIDEO Intellectual Property would not have a Material Adverse Effect on VIDEO. VIDEO has not received any notice that VIDEO's products or its use thereof violate, infringe or otherwise conflict with the intellectual property of third parties, except for such violations, infringements or conflicts that would not have a Material Adverse Effect on VIDEO or as disclosed in the VIDEO SEC Documents or in Section 5.14 of the VIDEO Disclosure Schedule.

                 5.15 Labor Matters. VIDEO is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of VIDEO, threatened against VIDEO relating to its business, except for any such proceeding that would not have a Material Adverse Effect on VIDEO.

                 5.16 Brokers and Finders. No broker, finder or investment bank has acted directly or indirectly for either of VIDEO, SENTRY, VMC or SMC, nor has either of VIDEO, SENTRY, VMC or SMC incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby, other than Alex. Brown & Sons Incorporated ("Alex Brown"), the fees and expenses of which shall be borne by VIDEO.

                 5.17 Opinion of Financial Advisor. Alex Brown, VIDEO's financial advisor, has delivered its opinion, dated the date of this Agreement, to the VIDEO Board to the effect that, as of such date, the VIDEO Merger Consideration is fair, from a financial point of view, to the holders of VIDEO Shares.

                 5.18 Section 351/Reorganization Treatment. Neither VIDEO nor any VIDEO subsidiary has taken or failed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the VIDEO Merger from qualifying as at least one of (A) a reorganization described in Section 368(a) of the Code or (B) an exchange governed by Section 351 of the Code, or (ii)





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

prevent the KNOGO Merger from qualifying as an exchange governed by Section 351 of the Code.

                 5.19     KNOGO Shares Ownership.  Except as disclosed in
Section 5.19 of the VIDEO Disclosure Schedule, neither VIDEO nor any of its affiliates or subsidiaries owns any KNOGO Shares or other securities or rights convertible, exchangeable or otherwise exercisable into KNOGO Shares.

                 5.20 Operations of SENTRY, VMC and SMC. SENTRY, VMC and SMC have been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities.


                                   ARTICLE VI

                                   COVENANTS

                 6.1 Conduct of the Business of KNOGO and VIDEO Pending the Reorganization. From the date hereof until the Effective Time, each of KNOGO and VIDEO shall use commercially reasonable efforts to conduct its business in all material respects only in the ordinary course consistent with past practice, and to preserve intact its business organization and keep available the services of its present key officers and employees (provided, that to satisfy the foregoing obligation, KNOGO and VIDEO shall not be required to make any payments or enter into or amend any contractual arrangements or understandings, except in the ordinary course of business consistent with past practice) and, except as otherwise required by applicable law or as set forth in Section 6.1 of the KNOGO Disclosure Schedule or the VIDEO Disclosure Schedule, as the case may be, neither KNOGO nor VIDEO shall, without the prior written consent of the other party (which consent shall not be unreasonably withheld):

                 (a) amend its Articles or Certificate of Incorporation, as amended, as the case may be, or Bylaws;

                 (b) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of its capital stock, or reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                 (c) issue, grant, sell or pledge or agree to or authorize the issuance, grant, sale or pledge of any shares of, or rights of any kind to acquire any shares of, its capital stock other than KNOGO Shares or VIDEO Shares issuable upon the exercise of Stock Options and Warrants;

                 (d) in the case of VIDEO, sell, assign or otherwise transfer the shares of SENTRY Common Stock held by VIDEO;

                 (e) acquire, sell, transfer, lease or encumber any material assets except in the ordinary course of business;

                 (f) adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization;

                 (g) grant any severance or termination pay to, or enter into any employment agreement with, any of its executive officers or directors, other than in the ordinary course of business;

                 (h) except in the ordinary course of business, increase the compensation payable or to become payable to its executive officers or employees, enter into any contract or other binding commitment in respect of any such increase (other than pursuant to a KNOGO Benefit Plan or VIDEO Benefit Plan, as the case may be, or policy or agreement existing as of the date hereof) to, or enter into any severance agreement with any of its directors, executive officers or other employees, or establish, adopt, enter into, make any new grants or awards under or amend, any KNOGO Benefit Plan or VIDEO Benefit Plan, as the case may be, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any KNOGO Benefit Plan or VIDEO Benefit Plan as of the date hereof;

                 (i) settle or compromise any material claims or litigation or, except in the ordinary course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms;

                 (j) take any action, other than in the ordinary course of business, with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by law or generally accepted accounting principles;

                 (k) make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business; and

                 (l) authorize or enter into an agreement to do any of the foregoing.

                 6.2 Access; Confidentiality. (a) From the date of this Agreement until the Effective Time, upon reasonable prior notice to VIDEO or KNOGO, as the case may be, VIDEO and KNOGO shall give one another and their respective authorized representatives reasonable access during normal business hours to their respective executive officers, properties, books and records, and shall furnish one another and their respective authorized representatives with such financial and operating data and other information concerning the businesses and properties of VIDEO and KNOGO as VIDEO and KNOGO may from time to time reasonably request.

                 (b) Each of VIDEO, SENTRY, VMC, SMC and KNOGO will hold and treat, and will cause their respective affiliates, agents and other representatives to hold and treat, all documents and information concerning VIDEO, SENTRY, VMC, SMC or KNOGO, as the case may be, furnished to one another or their respective representatives in connection with the transactions contemplated by this Agreement confidential in accordance with the Confidentiality Agreements dated July 11, 1996 and September 6, 1996, between KNOGO and VIDEO, which Confidentiality Agreements shall remain in full force and effect until termination in accordance with their terms.

                 6.3 Meetings of Stockholders. Each of VIDEO and KNOGO will take all action necessary in accordance with applicable law and the Certificates or Articles of Incorporation, as the case may be, and By-Laws of VIDEO and KNOGO to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of each of VIDEO and KNOGO shall recommend such approval and VIDEO and KNOGO shall each take all lawful action to solicit such approval, including, without limitation, timely mailing of the Joint Proxy Statement/Prospectus; provided, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the KNOGO Board or the VIDEO Board in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law. VIDEO, as sole stockholder of SENTRY, and SENTRY, as sole stockholder of VMC and SMC, shall as promptly as practicable duly approve this Agreement and the transactions contemplated hereby.

                 6.4 Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other party may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the transactions contemplated by this Agreement to be fully satisfied. Without limiting the foregoing, the parties shall (and shall cause their respective subsidiaries, and use commercially reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide assistance to each other in (a) the preparation and filing with the SEC of the Joint Proxy Statement/Prospectus, and any necessary amendments or supplements thereto; (b) seeking to have the Joint Proxy Statement/Prospectus cleared by the SEC as soon as reasonably practicable after filing; (c) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (collectively, "Governmental Entity"), or other person or entity as soon as reasonably practicable after filing; (d) seeking early termination of any waiting period under the HSR Act; (e) providing all such information concerning such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; (f) in general, consummating and making effective the transactions contemplated hereby; and (g) in the event and to the extent required, amending this Agreement so that this Agreement, the KNOGO Merger and the VIDEO Merger comply with the DGCL and the Minnesota Act. Prior to making any application to or filing with any Governmental Entity or other person or entity in connection with this Agreement (other than filing under the HSR Act), each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

                 6.5 Public Announcements. KNOGO, VIDEO, SENTRY, VMC and SMC will consult with one another prior to issuing any release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any public statement prior to such consultation, except as may be required by applicable law or any listing agreement with a national securities exchange by which such party is bound.

                 6.6      Acquisition Proposals.   Except as contemplated
hereby, each of KNOGO and VIDEO agree not to (and shall use reasonable efforts to cause its officers, directors and employees and any investment banker, attorney, accountant, or other agent retained by it not to) solicit, directly or indirectly, any proposal or offer to acquire all or any significant part of its business and properties or its capital stock, whether by merger, purchase of assets, tender offer or otherwise (an "Acquisition

Proposal" and, any such transaction, an "Acquisition Transaction") or provide any non-public information concerning the respective company to any third party
in connection with an Acquisition Proposal.   Notwithstanding the foregoing,
KNOGO and VIDEO may furnish information or cause information to be furnished to, and may participate in discussions and negotiations directly or through their respective representatives and enter into an agreement relating to an Acquisition Proposal with, any third party (including parties with whom KNOGO and VIDEO or their respective representatives have had discussions on any basis on or prior to the date hereof) who makes an unsolicited proposal or offer to it, if the KNOGO Board or VIDEO Board, as the case may be, determines in good faith, after consultation with outside counsel, that the failure to consider such proposal or offer could reasonably be deemed to cause its directors to breach their fiduciary duties under applicable law. In addition, nothing contained in this Agreement shall prohibit KNOGO or VIDEO and their respective directors from (a) issuing a press release or otherwise publicly disclosing the terms of any Acquisition Proposal, (b) taking and disclosing to its stockholders any position, and making related filings with the SEC, as required by Rules 14e-2 and 14d-9 under the Exchange Act with respect to any tender offer or (c) taking any action and making any disclosure to its stockholders which the KNOGO Board or VIDEO Board, as the case may be, determines in good faith, after consultation with outside counsel, would likely be required to be taken or made under applicable law (including, without limitation, laws relating to the fiduciary duties of directors). In the event KNOGO or VIDEO receives an Acquisition Proposal, it shall promptly inform the other party as to the receipt of such Acquisition Proposal, unless the KNOGO Board or VIDEO Board, as the case may be, determines, after consultation with outside counsel, that giving such notice could reasonably be deemed to cause its directors to breach their fiduciary duties under applicable law.

                 6.7 Registration Statement and Joint Proxy Statement/Prospectus. KNOGO and VIDEO shall promptly furnish all information as may be required for inclusion in the Registration Statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of SENTRY Common Stock in the Reorganization (the "Registration Statement") and the joint proxy statement/prospectus which will form a part thereof (the "Joint Proxy Statement/Prospectus"). VIDEO and KNOGO shall cooperate and promptly prepare and VIDEO shall file with the SEC as soon as practicable the Registration Statement under the Securities Act. VIDEO shall use reasonable efforts, and KNOGO will cooperate with VIDEO, to have the Registration Statement declared effective by the SEC as promptly as practicable. VIDEO shall use reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "blue sky" permits or approvals required to consummate the transactions contemplated by this Agreement. If at any time prior to the Effective Time, any information pertaining to KNOGO or VIDEO contained in or omitted from the Registration Statement makes such information false or misleading, KNOGO and VIDEO shall promptly inform the other party and provide such other party with information necessary to make the statements contained therein not misleading. No amendment or supplement to the Joint Proxy Statement/Prospectus will be made by VIDEO or KNOGO without the approval of the other party.

                 6.8 Listing Application. VIDEO shall promptly prepare and submit to NASDAQ, or another nationally recognized exchange, a listing application covering the shares of SENTRY Common Stock issuable in the Reorganization, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such SENTRY Common Stock, subject to official notice of issuance.

                 6.9 Affiliate Letters. (a) At least 30 days prior to the Closing Date, KNOGO shall deliver to VIDEO a list of names and addresses of those persons who were, in KNOGO's reasonable judgment, at the record date for the KNOGO Stockholders' Meeting, "affiliates" of KNOGO (each such person, a "KNOGO Affiliate") within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. KNOGO shall provide VIDEO with such information and documents as VIDEO shall reasonably request for purposes of reviewing such list. KNOGO shall use reasonable efforts to deliver or cause to be delivered to VIDEO, prior to the Closing Date, from each of the KNOGO Affiliates identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit C. SENTRY shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any SENTRY Common Stock to be received by such KNOGO Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the SENTRY Common Stock, consistent with the terms of such Affiliate Letters.

                 (b) At least 30 days prior to the Closing Date, VIDEO shall deliver to KNOGO a list of names and addresses of those persons who were, in VIDEO's reasonable judgment, at the record date for VIDEO Stockholders' Meeting, "affiliates" of VIDEO (each such person, a "VIDEO Affiliate") within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. VIDEO shall provide KNOGO with such information and documents as KNOGO shall reasonably request for purposes of reviewing such list. VIDEO shall use reasonable efforts to deliver or cause to be delivered to KNOGO, prior to the Closing Date, from each of the VIDEO Affiliates identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit C. SENTRY shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any SENTRY Common Stock to be received by such VIDEO Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the SENTRY Common Stock, consistent with the terms of such Affiliate Letters.

                 6.10 D&O Indemnification and Insurance. (a) From the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, SENTRY shall, or shall cause the VIDEO Surviving Corporation and KNOGO Surviving Corporation to, indemnify and hold harmless each present and former officer, director, employee or agent of KNOGO and VIDEO, including, without limitation, each person controlling any of the foregoing persons (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including, without limitation, attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law and the Certificate of Incorporation, as amended, or By-Laws of KNOGO or indemnification agreements in effect on the date hereof, including provisions relating to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation. Without limiting the foregoing, in the event that any claim, action, suit, proceeding or investigation is brought against an Indemnified Party (whether arising before or after the Effective
Time), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and SENTRY shall, or shall cause the VIDEO Surviving Corporation and KNOGO Surviving Corporation to, advance the fees and expenses of such counsel for the Indemnified Party in accordance with the Certificate of Incorporation, as amended, or By-Laws of KNOGO in effect on the date of this Agreement.

                 (b) SENTRY shall, or shall cause the VIDEO Surviving Corporation and KNOGO Surviving Corporation, to keep in effect in its Certificate of Incorporation and Bylaws, provisions of KNOGO providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right to indemnification.

                 (c) SENTRY shall maintain, or shall cause the VIDEO Surviving Corporation and KNOGO Surviving Corporation to maintain, with respect to matters occurring at, prior to or subsequent to the Effective Time, at no expense to the beneficiaries, directors' and officers', liability insurance ("D&O Insurance") for the

Indemnified Parties, issued by a carrier or carriers assigned a claims-paying ability rating by A.M. Best & Co. of "A (Excellent)" or higher, providing at least the same coverage as the D&O Insurance currently maintained by KNOGO and containing terms and conditions which are no less favorable to the beneficiaries, for a period of at least six years from the Effective Time. In the event any claim is made against present or former directors, officers or employees of KNOGO or VIDEO that is covered or potentially covered by insurance, neither SENTRY, the VIDEO Surviving Corporation nor the KNOGO Surviving Corporation shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

                 (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this
Section 6.10 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

                 (e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise. SENTRY shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.10.

                 (f) In the event that SENTRY or the VIDEO Surviving Corporation or the KNOGO Surviving Corporation or any of their respective successor or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.10, proper provision shall be made so that the successors and assigns of SENTRY or the VIDEO Surviving Corporation or the KNOGO Surviving Corporation shall succeed to the obligations set forth in this Section 6.10 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

                 6.11 Employee Benefits. (a) From and after the Effective Time, SENTRY, the VIDEO Surviving Corporation and the KNOGO Surviving Corporation and their respective affiliates will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements (i) between KNOGO and any of its current or former officers, directors, employees or consultants, and (ii) between VIDEO and any of its current or former officers, directors, employees or consultants.

                 (b) SENTRY agrees that, for a three (3) year period after the Effective Time, SENTRY shall provide, or shall cause the VIDEO Surviving Corporation and the KNOGO Surviving Corporation to provide, those persons who, prior to the Effective Time, were employees of KNOGO ("KNOGO Employees") or VIDEO ("VIDEO Employees") with employee plans and programs which provide benefits that are no less favorable in the aggregate to those provided to other employees of SENTRY of comparable status and seniority. With respect to such benefits, past service, compensation and expense credits of such KNOGO Employees and VIDEO Employees shall be recognized for all purposes under such plans (including, but not limited to, participation, eligibility vesting and calculation benefits), and each employee or fringe benefit plan or program available to KNOGO Employees or VIDEO Employees as contemplated hereby shall be applied to such KNOGO Employees and VIDEO Employees, respectively.

                 (c) In the event that SENTRY or the VIDEO Surviving Corporation or the KNOGO Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.11, proper provision shall be made so that the successors and assigns of SENTRY or the VIDEO Surviving Corporation and the VIDEO Surviving Corporation shall succeed to the obligations set forth in this Section 6.11 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

                 6.12 Fees and Expenses. (a) Whether or not the VIDEO Merger or the KNOGO Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense; provided, that if this Agreement is terminated pursuant to Section 8.1 as a result of the willful and material misrepresentation by a party or the willful and material breach by a party of any of its covenants or arrangements set forth herein, such party shall pay the costs and expenses incurred by the other party in connection with this Agreement; and provided, further, that all costs and expenses related to the preparation, printing, filing and mailing (as applicable) of the Joint Proxy Statement/Prospectus and all SEC filing fees incurred in connection with the Joint Proxy Statement/Prospectus shall be borne equally by KNOGO, on the one hand, and VIDEO, on the other hand.

                 (b)(i) Notwithstanding the foregoing, provided that neither VIDEO, SENTRY, VMC nor SMC shall be in breach of their respective obligations under this Agreement, if (A) the KNOGO Board shall withdraw or modify in a manner adverse to VIDEO its approval or recommendation of the KNOGO Merger or shall have resolved to do any of the foregoing pursuant to Section 6.6 and (B) VIDEO or KNOGO shall have terminated this Agreement pursuant to Section 8.1(g) and (C) within six months of any such termination, KNOGO shall have consummated an Acquisition Transaction, then KNOGO agrees that it will pay, or reimburse VIDEO for, all reasonable fees and expenses incurred by VIDEO and its affiliates in connection with the Reorganization and the consummation of the transactions contemplated by this Agreement, in an amount not to exceed $750,000 in the aggregate, in addition to the amount otherwise payable pursuant to the second proviso contained in Section 6.12(a) above.

                    (ii) Notwithstanding the foregoing, provided that KNOGO shall not be in breach of its obligations under this Agreement, if (A) the VIDEO Board shall withdraw or modify in a manner adverse to KNOGO its approval or recommendation of the VIDEO Merger or shall have resolved to do any of the foregoing pursuant to Section 6.6 and (B) KNOGO or VIDEO shall have terminated this Agreement pursuant to Section 8.1(h) and (C) within six months of any such termination, VIDEO shall have consummated an Acquisition Transaction, then VIDEO agrees that it will pay, or reimburse KNOGO for, all reasonable fees and expenses incurred by KNOGO and its affiliates in connection with the Reorganization and the consummation of the transactions contemplated by this Agreement, in an amount not to exceed $750,000 in the aggregate, in addition to the amount otherwise payable pursuant to the second proviso contained in
Section 6.12(a) above.

                 6.13 Cancellation of SENTRY Common Stock. As of the Effective Time, all authorized SENTRY Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and shall cease to exist.


                                  ARTICLE VII

                               CLOSING CONDITIONS

                 7.1 Conditions to Obligations of Each Party to Effect the Reorganization. The respective obligations of each party hereto to effect the VIDEO Merger or the KNOGO Merger, respectively, shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in accordance with Section 9.7 hereof, in whole or in part, to the extent permitted by applicable law:

                 (a) Stockholder Approval. This Agreement shall have been adopted, and the VIDEO Merger and KNOGO Merger shall have been approved in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by a majority vote of the holders of the outstanding VIDEO Shares and KNOGO Shares, respectively.

                 (b) No Injunction. No federal or state governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the VIDEO Merger or the KNOGO Merger; provided, that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

                 (c) HSR Act. Any waiting period under the HSR Act applicable to the Reorganization shall have terminated or otherwise expired.

                 (d) Registration Statement. The Registration Statement shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the SENTRY Common Stock to be issued to VIDEO and KNOGO stockholders in connection with the Reorganization shall have been received.

                 (e) Listing of SENTRY Common Stock. The SENTRY Common Stock to be issued to VIDEO and KNOGO stockholders in connection with the Reorganization shall have been approved for listing on NASDAQ, or another nationally recognized exchange, subject only to official notice of issuance.

                 7.2 Conditions Precedent to the Obligations of KNOGO. The obligation of KNOGO to effect the KNOGO Merger is also subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, unless waived by KNOGO:

                 (a) Accuracy of Representations and Warranties. All representations and warranties made by VIDEO, SENTRY, VMC and SMC herein shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time.

                 (b) Compliance with Covenants. Each of VIDEO, SENTRY, VMC and SMC shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Effective Time.

                 (c) Officer's Certificates. KNOGO shall have received such certificates of VIDEO, SENTRY, VMC and SMC, dated the Closing Date, signed by an executive officer of VIDEO, SENTRY, VMC and SMC to evidence satisfaction of the conditions set forth in this Article V (insofar as each relates to VIDEO, SENTRY, VMC or SMC) as may be reasonably requested by KNOGO.

                 (d) Legal Opinion. KNOGO shall have received the opinion of Stroock & Stroock & Lavan, special counsel to KNOGO, based upon reasonably requested representation letters and dated the Closing Date, to the effect that the KNOGO Merger will be treated for federal income tax purposes as a transfer of property to SENTRY by holders of KNOGO Shares governed by Section 351 of the Code.

                 (e) Furst Note. Robert Furst shall have purchased from SENTRY its subordinated promissory note in the original principal amount of $575,000, having the terms set forth in Exhibit D.

                 7.3 Conditions Precedent to the Obligations of VIDEO, SENTRY, VMC and SMC. The obligation of VIDEO, SENTRY, VMC and SMC to effect the Reorganization is also subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, unless waived by
VIDEO:

                 (a) Accuracy of Representations and Warranties. All representations and warranties made by KNOGO herein shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time.

                 (b) Compliance with Covenants. KNOGO shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Effective Time.

                 (c) Officer's Certificates. VIDEO shall have received such certificate of KNOGO, dated the Closing Date, signed by an executive officer of KNOGO to evidence satisfaction of the conditions set forth in this Article V (insofar as each relates to KNOGO) as may be reasonably requested by VIDEO.

                 (d) Legal Opinion. VIDEO shall have received the opinion of Dewey Ballantine, special counsel to VIDEO, based upon reasonably requested representation letters and dated the Closing Date, to the effect that the VIDEO Merger will be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code and/or as a transfer of property to SENTRY by holders of VIDEO Shares governed by Section 351 of the Code.


                                  ARTICLE VIII

                                  TERMINATION

                 8.1 Termination. This Agreement may be terminated and the Reorganization may be abandoned at any time (notwithstanding approval of the KNOGO Merger by the stockholders of KNOGO and the VIDEO Merger by the stockholders of VIDEO, if required by applicable provisions of the DGCL and the Minnesota Act), prior to the Effective Time:

                 (a)  by mutual written consent of KNOGO and VIDEO;

                 (b) by either KNOGO or VIDEO, if the Effective Time shall not have occurred on or before 180 days from the date hereof; provided, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose misrepresentation in this Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under this Agreement has been the cause of or resulted in the failure of the Reorganization to occur on or before such date;

                 (c) by either KNOGO or VIDEO, if (i) any federal or state court of competent jurisdiction or other federal or state governmental or regulatory body shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used commercially reasonable efforts to remove such judgment, injunction, order or decree) or (ii) any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement which prohibits the consummation of the Reorganization shall be in effect;

                 (d) by either KNOGO or VIDEO, if this Agreement is not adopted or the VIDEO Merger or the KNOGO Merger is not approved by the stockholders of VIDEO or KNOGO as required by Section 7.1;

                 (e) by VIDEO, if there shall have been a material breach of any representation, warranty or material covenant or agreement on the part of KNOGO, which is not cured after thirty (30) days' written notice by VIDEO to KNOGO; or

                 (f) by KNOGO, if there shall have been a material breach of any representation, warranty or material covenant or agreement on the part of VIDEO, which is not cured after thirty (30) days' written notice by KNOGO to VIDEO.

                 (g) by either VIDEO or KNOGO, if (i) the KNOGO Board shall withdraw or modify in a manner adverse to VIDEO its approval or recommendation of the KNOGO Merger or shall have resolved to do any of the foregoing pursuant to Section 6.6 or (ii) any Person or group of Persons shall have made an Acquisition Proposal that the KNOGO Board determines in good faith, after consultation with outside counsel, that the failure to accept such Acquisition Proposal could reasonably be deemed to cause the members of the KNOGO Board to breach their fiduciary duties under applicable law.

                 (h) by either KNOGO or VIDEO, if (i) the VIDEO Board shall withdraw or modify in a manner adverse to KNOGO its approval or recommendation of the VIDEO Merger or shall have resolved to do any of the foregoing pursuant to Section 6.6 or (ii) any Person or group of Persons shall have made an Acquisition Proposal that the VIDEO Board determines in good faith, after consultation with outside counsel, that the failure to accept such Acquisition Proposal could reasonably be deemed to cause the members of the VIDEO Board to breach their fiduciary duties under applicable law.

                 8.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 8.1, this Agreement forthwith shall become void and of no further force or effect, and no party hereto (or any of its affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder, except in any such case (a) as provided in Sections 6.2(b) (Confidentiality), 6.5 (Public Announcements) and
6.12 (Fees and Expenses), which shall survive any such termination and (b) to the extent such termination results from the breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.


                                   ARTICLE IX

                                 MISCELLANEOUS

                 9.1 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements contained in Sections 6.2(b) (Confidentiality), 6.5 (Public Announcements), 6.10 (D&O Indemnification and Insurance), 6.11 (Employee Benefits) and 6.12 (Fees and Expenses).

                 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by fax (with immediate confirmation) or nationally recognized overnight courier service, as follows:

                 (a)      if to VIDEO, to:

                          Video Sentry Corporation
                          6365 Carlson Drive
                          Eden Prairie, Minnesota 55346

                          Attn: Andrew L. Benson, President
                          Fax:  (612) 965-6472

                          with a copy to:

                          Dewey Ballantine
                          333 South Hope Street, 30th Floor
                          Los Angeles, California 90071
                          Attn: Robert M. Smith
                          Fax: (213) 625-0562

                 (b)      if to KNOGO, to:

                          Knogo North America Inc.
                          350 Wireless Boulevard
                          Hauppauge, Long Island, New York 11788-3907

                          Attn: Thomas A. Nicolette, President
                          Fax:  (516) 232-4750
                          with a copy to:

                          Stroock & Stroock & Lavan
                          7 Hanover Square
                          New York, New York 10004
                          Attn: David H. Kaufman
                          Fax: (212) 806-6006

                 (c)      if to SENTRY prior to the Effective Time, to:

                          Sentry Technology Corporation
                          c/o Video Sentry Corporation
                          6365 Carlson Drive
                          Eden Prairie, Minnesota 55346

                          Attn: President
                          Fax:  (612) 975-6472

                          with a copy to:

                          Dewey Ballantine
                          333 South Hope Street, 30th Floor
                          Los Angeles, California 90071
                          Attn: Robert M. Smith
                          Fax: (213) 625-0562

                 (d)      if to SENTRY subsequent to the Effective Time, to:

                          Sentry Technology Corporation
                          c/o Knogo North America Inc.
                          350 Wireless Boulevard
                          Hauppauge, New York 11788-3907

                          Attn: President
                          Fax:  (516) 232-4750

                          with a copy to:

                          Stroock & Stroock & Lavan
                          7 Hanover Square
                          New York, New York 10004
                          Attn: David H. Kaufman
                          Fax: (212) 806-6006

or to such other Person or address or facsimile number as any party shall specify by like written notice to the other parties hereto (any such notice of a change of address to be effective only upon actual receipt thereof).

                 9.3 Certain Definitions. The following terms, when used in this Agreement, shall have the following respective meanings:

                 (a) "affiliate" shall have the meaning assigned to such term in Section 12(b)-2 of the Exchange Act.

                 (b) "business day" shall have the meaning set forth in Rule 14d-1(c)(6) under the Exchange Act.

                 (c) "Knowledge" means the actual knowledge of the executive officers of KNOGO or VIDEO, as the case may be.

                 (d) "Material Adverse Effect" means, with respect to any Person, any change or effect which is materially adverse to the financial condition or results of operations of such Person and its subsidiaries, taken as a whole, excluding in all cases: (i) events or conditions generally affecting the industry in which such Person and its subsidiaries operate or arising from changes in general business or economic conditions; (ii) any effect resulting from any change in law or generally accepted accounting principles, which affect generally entities such as such Person; (iii) events resulting directly or indirectly from the execution and/or announcement of this Agreement, including, without limitation, the cancellation or postponement of customer orders or the absence of new customer sales during the pendency of the Agreement; and (iv) any effect resulting from compliance by such Person with the terms of this Agreement.

                 (e) "Person" means any natural person, corporation, limited liability company, partnership, unincorporated organization or other entity.

                 (f) "subsidiary" of any Person means any other corporation or entity of which such Person owns, directly or indirectly, stock or other equity interests having a majority of the votes entitled to be cast in the election of directors of such corporation or entity under ordinary circumstances or of which such Person owns a majority beneficial interest.

                 9.4 Entire Agreement. This Agreement (including the schedules, exhibits and other documents referred to herein), together with the Confidentiality Agreements referred to in Section 4.2(b), constitutes the entire agreement between and among the parties hereto and supersedes all prior agreements and understandings, oral and written, between or among any of the parties with respect to the subject matter hereof.

                 9.5 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by any party (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than rights conferred upon third parties under Sections 6.10 and 6.11.

                 9.6 Amendments. This Agreement may be amended by the parties at any time prior to the Effective Time; provided, that, after approval of this Agreement and either the KNOGO Merger or the VIDEO Merger by the stockholders of VIDEO or KNOGO if required under applicable law, no amendment shall be made which by law requires further approval by the stockholders of VIDEO and KNOGO, without such approval. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto.

                 9.7 Waivers. At any time prior to the Effective Time, VIDEO, on the one hand, or KNOGO, on the other hand, may, to the extent legally allowed, (a) extend the time specified herein for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

                 9.8 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                 9.9 Captions. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                 9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of

Delaware, without regard to any applicable principles of conflicts of law.

                                   *   *   *

                 IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization and Merger as of the date first above written.



                                       VIDEO SENTRY CORPORATION


                                       By:
                                          --------------------------------
                                       Name:
                                            ------------------------------
                                       Title:
                                             -----------------------------



                                       KNOGO NORTH AMERICA INC.


                                       By:
                                          --------------------------------
                                       Name:
                                            ------------------------------
                                       Title:
                                             -----------------------------



                                       SENTRY TECHNOLOGY CORPORATION


                                       By:
                                          --------------------------------
                                       Name:
                                            ------------------------------
                                       Title:
                                             -----------------------------



                                       VIKING MERGER CORP.


                                       By:
                                          --------------------------------
                                       Name:
                                            ------------------------------
                                       Title:
                                             -----------------------------



                                       STRIP MERGER CORP.


                                       By:
                                          --------------------------------
                                       Name:
                                            ------------------------------
                                       Title:
                                             -----------------------------

                                   EXHIBIT A

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         SENTRY TECHNOLOGY CORPORATION

                            (A DELAWARE CORPORATION)

                        _______________________________

         FIRST. The name of the corporation is SENTRY TECHNOLOGY CORPORATION (the "Corporation")

         SECOND. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation's registered agent at such address is Corporation Trust Company.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("DGCL").

         FOURTH. The total number of shares of stock which the Corporation shall have the authority to issue is one hundred million (100,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"), and twenty-five million (25,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), of which six million (6,000,000) shares shall be designated Class A Preferred Stock (the "Class A Preferred Stock"). Each share of Class A Preferred Stock shall have a face value of $5.00 (the "Face Value").

I.       Common Stock.

         A statement of the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the Common Stock is as follows:

         A. Dividends. Subject to the provisions of this Article FOURTH, the Board of Directors (the "Board") of the Corporation may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend.

         B. Liquidation. Subject to the provisions of this Article FOURTH, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to share in all remaining assets of the Corporation available for distribution to its stockholders.

         C. Voting Rights. Subject to the provisions of this Article FOURTH, and except as otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.

II.      Preferred Stock.

         Shares of the Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be set forth below or fixed by the Board prior to the issuance of any shares thereof. Each such class or series of the Preferred Stock shall be issued for such consideration and shall have such voting powers, full or limited, or no voting powers, and such preferences and relative participating optional and other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution providing for the issue of such class or series of the Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. All shares of any one class or series of the Preferred Stock shall be alike in every particular. The Board is further authorized to increase or decrease (but not below the number of such shares of series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

         Statements of the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the Class A Preferred Stock are as follows:

         A.      Class A Preferred Stock.

                 1. Rank. The Class A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution, rank (i) on parity with, or junior to, as the case may be, any other class or series of Preferred Stock established by the Board, the terms of which shall specifically provide that such class or series shall rank on parity with, or senior to, the Class A Preferred Stock with respect to dividend rights and rights on liquidation, winding up or dissolution, and (ii) except as set forth below, prior to any other equity securities of the Corporation with respect to dividend rights and rights on liquidation, winding up or dissolution (all of such equity securities of the Corporation to which the Class A Preferred Stock ranks prior, including the Common Stock, are at times collectively referred to herein as the "Junior Stock").

                 2.       Dividend.

                          (a)     The annual dividend rate on each share of the
Class A Preferred Stock shall be fixed at five percent (5%) of the Face Value, payable in accordance with this paragraph 2 (the "Dividend"). The holders of shares of the Class A Preferred Stock shall be entitled to receive Dividends on the following dates (each, a "dividend payment date"): __________________, 1997/8, _______________, 1998/9, _______________, 1998/9, _________________,
1999/2000, _______________, 1999/2000 and _______________, 2000/2001; the 12
month period ending on each of the first two dividend payment dates is an "annual dividend period," the six month period ending on each of the next four dividend payment dates is a "semi-annual dividend period" and each such annual dividend period or semi-annual dividend period is a "dividend period." Dividends (whether or not declared) shall be payable in additional shares of the Class A Preferred Stock during the two annual dividend periods ending on the first two dividend payment dates subsequent to issuance of the Class A Preferred Stock, such that holders shall receive a Dividend of 1/20th of a share of Class A Preferred Stock for each share of Class A Preferred Stock held. Thereafter, the holders of shares of the Class A Preferred Stock shall be entitled to receive, in preference to dividends on the Junior Stock, and whether or not declared the Dividend (including any Dividend accrued and unpaid) payable in cash, out of funds legally available for the payment of dividends, such that holders shall receive a Dividend of $0.25 for each share of Class A Preferred Stock held, which Dividend shall accrue semi-annually and be due in equal installments on each of the last four dividend payment dates. Dividends shall be paid on the applicable dividend payment date to the holders of record at the close of business on the date (the "record date") specified by the Board at the time such Dividend is declared; provided, however, that such record date shall not be more than 60 days nor less than 10 days prior to the applicable dividend payment date. For the purposes of this paragraph, each additional share of the Class A Preferred Stock issued as a Dividend shall be valued at the Face Value. Dividends (whether payable in cash or in stock) shall be fully cumulative and shall accrue, with additional payments thereon, from the first day of the dividend period in which such Dividend may be payable as herein provided on all shares of the Class A Preferred Stock issued and outstanding on the first day of such dividend period, except that with respect to the initial dividend period, such Dividend shall accrue from the date of issue. If the dividend payment date is not a business day, the dividend payment date shall be the next succeeding business day.

                          (b)     All Dividends paid with respect to shares of
the Class A Preferred Stock pursuant to paragraph 2(a) shall be paid pro rata to the holders entitled thereto.

                          (c)     If at any time the Corporation shall have
failed to pay all dividends which have accrued on any outstanding shares of any other class or series of the Preferred Stock having cumulative dividend rights ranking on parity with the shares of the Class A Preferred Stock at the times such dividends are payable or the Corporation shall fail to redeem any of such stock on the date set for the redemption thereof, no cash Dividend shall be declared by the Board or paid or set apart for payment by the Corporation on shares of the Class A Preferred Stock unless prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of such other series of the Preferred Stock shall have been or be declared, paid or set apart for payment, with additional payments thereon, if any; provided, however, that in the event such failure to pay accrued dividends is with respect only to the outstanding shares of the Class A Preferred Stock and any outstanding shares of any other class or series of the Preferred Stock having cumulative dividend rights on parity with the shares of the Class A Preferred Stock, cash dividends may be declared, paid or set apart for payment, with additional payment thereon, pro rata on shares of the Class A Preferred Stock and shares of such other class or series of the Preferred Stock so that the amounts of any cash dividends declared, paid or set apart for payment on shares of the Class A Preferred Stock and shares of such other series of the Preferred Stock shall in all cases bear to each other the same ratio that, at the time of such declaration, payment or setting apart for payment, all accrued but unpaid cash dividends on shares of the Class A Preferred Stock and shares of such other series of the Preferred Stock bear to each other. Any Dividend not paid pursuant to paragraph 2(a) hereof or this paragraph 2(c) shall be fully cumulative and shall accrue with additional payments thereon, as set forth in paragraph 2(a) hereof.

                          (d) (i) Holders of shares of the Class A Preferred Stock shall be entitled to receive the Dividends provided for in paragraph 2(a) hereof in preference to and in priority over any dividends other than dividends paid in Junior Stock upon any of the Junior Stock.

                          (ii) So long as any shares of the Class A Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock (other than dividends paid in such Junior Stock) or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for any of the Junior Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the capital stock of the Corporation or other property (other than distributions or dividends in stock to the holders of such stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any warrants, rights, calls or options exercisable for any of the Junior Stock, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid cash Dividends, including additional payments thereon, on shares of the Class A Preferred Stock not paid in accordance with the provisions of paragraph 2(a) hereof shall have been or be paid and the Corporation shall have redeemed those shares of the Class A Preferred Stock required to be redeemed theretofore by the terms hereof.

                          (e)     Subject to the foregoing provisions of this
paragraph 2, the Board may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Stock, and may purchase or otherwise redeem any of the Junior Stock or any warrants, rights or options exercisable for any of the Junior Stock; provided, however, that a decision by the Board to declare a dividend on any of the Junior Stock shall require approval by that number of directors representing at least 66 2/3% of the Board, less any vacancies on the Board. In such event, the holders of the Class A Preferred Stock and the holders of such Junior Stock shall share equally, share and share alike, in the distribution of any and all dividends declared on such Junior Stock, provided that for this purpose each share of Class A Preferred Stock shall be treated as one share of such Junior Stock.

                          (f)     The Corporation shall not be required to
issue fractional shares of Class A Preferred Stock as a result of the payment of Dividends. If any fraction of a share of Class A Preferred Stock would be issuable upon the payment of a Dividend, the Corporation may, in lieu of issuing such fractional share, pay to such holder for any such fraction of a share an amount in cash equal to the product obtained by multiplying (i) such fraction by (ii) the Face Value.

                          (g)     Whenever, at any time or times, any Dividend
payable shall be in arrears, the holders of the outstanding shares of Class A Preferred Stock shall have the right, voting separately as a class, to elect one director of the Corporation. Upon the vesting of such right of the holders of Class A Preferred Stock, the maximum authorized number of members of the Board shall automatically be increased by one and the one vacancy so created shall be filled by vote of the holders of the outstanding shares of Class A Preferred Stock. The right of the holders of Class A Preferred Stock to elect a member of the Board as aforesaid shall continue until such time as all Dividends in arrears shall have been paid in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above described. Upon termination of such special voting rights attributable to holders of the Class A Preferred Stock pursuant to this paragraph, the term of office of any director elected by the holders of shares of Class A Preferred Stock (any such director, a "Class A Preferred Stock Director") pursuant to such special voting rights shall immediately terminate and the number of directors constituting the entire Board shall be reduced by one. Any Class A Preferred Stock Director may be removed by, and shall not be removed otherwise than by, a majority vote of the outstanding shares of Class A Preferred Stock. If the office of any Class A Preferred Stock Director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred shall be elected by the holders of the outstanding shares of Class A preferred Stock, voting separately as a class.

                 3.       Adjustment of Hurdle Price.

                          (a)     To preserve the actual or potential economic
value of the Class A Preferred Stock, if at any time after the date of this Amended and Restated Certificate of Incorporation (the "Certificate"), there shall be any change in the Common Stock, whether by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Stock (other than regular cash dividends) or otherwise, then, in each such event the Board shall make such appropriate adjustments in the Hurdle Price (as defined below) such that following such adjustments, such event shall not have had the effect of increasing, reducing or limiting the benefits the holders of shares of Class A Preferred Stock would have had absent such event.

                          (b)     The "Deemed Value" as used herein shall equal
the Face Value plus the amount by which the Closing Price exceeds the Hurdle Price on the date of the relevant event. The "Hurdle Price" as used herein shall equal $6.50, subject to adjustment pursuant to paragraph 3 above. The "Closing Price" as used herein shall mean the average of the closing prices for a share of Common Stock on the twenty (20) consecutive trading days ending on the trading date last preceding an optional redemption date, the Mandatory Redemption Date (as defined below), the date of an event described in paragraph 4(a) above or the closing date of an Acquisition (as defined below), as the case may be, as reported on the National Association of Securities Dealers, Inc.'s Automated Quotations System ("Nasdaq") or if such closing prices shall not be reported on Nasdaq, the average of the closing prices, regular way, for a share of such security on the principal national securities exchange on which such security is listed on such twenty (20) consecutive trading days, or if such security is not listed on any national securities exchange, the average of the mean between the closing bid and asked prices of a share of such security on such twenty (20) consecutive trading days as reported, or if such prices shall not be so reported, as the same shall be reported by the National Quotation Bureau, Incorporated or, in all other cases, the value set in good faith by the Board.

                 4.       Liquidation Preference.

                          (a)     In the event of any voluntary or involuntary
liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of the Class A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash for each share outstanding equal to (i) the Deemed Value on the date of such an event plus (ii) an amount in cash equal to all accrued but unpaid Dividends thereon, plus additional dividends on unpaid Dividends accrued prior to the commencement of the then-current dividend period, to the date fixed for liquidation, before any payment shall be made or any assets distributed to the holders of any of the Junior Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Class A Preferred Stock and any other class or series of the Preferred Stock having liquidation rights on parity with the shares of the Class A Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of the Class A Preferred Stock and the holders of outstanding shares of such other series of the Preferred Stock are entitled were paid in full.

                          (b)     The liquidation payment with respect to each
fractional share of the Class A Preferred Stock outstanding, if any, shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of the Class A Preferred Stock.

                          (c)     For purposes of this paragraph 4, neither the
voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

                          (d)     Any sale, lease or conveyance of all or
substantially all of the Corporation's assets or merger or consolidation of the Corporation which results in the holders of the Common Stock receiving in exchange for such Common Stock either cash or notes, debentures or other evidences of indebtedness or obligations to pay cash or preferred stock of the surviving entity which ranks on parity with the Class A Preferred Stock in liquidation or dividends shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 4. In the cases of merger or consolidation of the Corporation where holders of the Common Stock receive, in exchange for such Common Stock, common stock or preferred stock which is junior in liquidation and dividends to the Class A Preferred Stock in the surviving entity (whether or not such surviving entity is the Corporation) of such merger or consolidation or preferred stock of another entity, the Class A Preferred Stock shall be deemed to be preferred stock of such surviving entity or other entity, as the case may be, with the same annual dividend rate and equivalent rights to the rights set forth herein and the merger or consolidation agreement shall expressly so provide. In the event of a merger or consolidation of the Corporation where the consideration received by the holders of the Common Stock consists of two or more of the types of consideration set forth above, the holders of the Class A Preferred Stock shall be entitled to receive either cash or securities based upon the foregoing in the same proportion as the holders of the Common Stock of the Corporation are receiving cash or debt securities, or equity securities in the surviving entity or another entity.

                          (e)     Notwithstanding paragraph 4(a), in the event
of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Class A Preferred Stock shall receive the greater of (i) the amount payable under paragraph 4(a) above or
(ii) the amount which would be the liquidation payment per share of Common Stock if the Class A Preferred Stock were effectively redeemed for Common Stock prior to such liquidation, for which purpose the Class A Preferred Stock shall be treated as representing an equal number of shares of Common Stock.

                 5.       Redemption.

                          (a)     Optional Redemption.  Prior to the first
anniversary of the date of issuance of the Class A Preferred Stock, the Corporation shall not redeem the Class A Preferred Stock. Subject to the preceding sentence and the requirements of paragraph 5(b) hereof, the Corporation may, at its option, redeem the Class A Preferred Stock, at any time in whole at the Deemed Value, together with accrued and unpaid Dividends, if any, thereon. If the Corporation has completed a Public Offering (as defined below) or an Acquisition more than 35 days prior to the Mandatory Redemption Date, then the Corporation may, at its option, redeem the Class A Preferred Stock, in whole at the Deemed Value, together with accrued and unpaid Dividends, if any, thereon, subject to the following conditions: (i) the redemption shall be declared on the closing date of such Public Offering or Acquisition, (ii) the redemption date shall be fixed no later than 35 days after such closing date,
(iii) for purposes of determining the Deemed Value in the case of a Public Offering, the Closing Price shall equal the price per share at which Common Stock is issued in such Public Offering and (iv) for purposes of determining the Deemed Value in the case of an Acquisition, the Closing Price shall be determined as of the closing date of such Acquisition. "Public Offering" as used herein shall mean an underwritten public offering of Common Stock with net proceeds resulting therefrom in excess of $12,000,000. "Acquisition" as used herein shall mean an acquisition by the Corporation of property of or securities issued by a third party in which the consideration paid by the Corporation (i) consists, in whole or in part, of shares of Common Stock and
(ii) the aggregate value of such shares of Common Stock exceeds $12,000,000; provided that such aggregate value shall equal the number of such shares of Common Stock multiplied by the Closing Price as of the closing date of such Acquisition.

                          (b)     Mandatory Redemption.  On the fourth
anniversary of the date of issuance of the Class A Preferred Stock (the "Mandatory Redemption Date"), so long as any shares of the Class A Preferred Stock shall be outstanding, the Corporation shall redeem any issued and outstanding Class A Preferred Stock at the Deemed Value, together with accrued and unpaid Dividends, if any, thereon, payable in cash (to the extent the Corporation shall have funds legally available for such payment) or Common Stock. The price of such Common Stock shall be its Closing Price. To the extent that funds are not legally available on the Mandatory Redemption Date for the payment in cash for the mandatory redemption of the Class A Preferred Stock and the Corporation does not issue Common Stock as payment for such mandatory redemption, the provisions of paragraph 7 shall apply.

                          (c)     Acquired Shares.  Shares of the Class A
Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to class or series and may be redesignated and reissued as part of any class or series of the Preferred Stock; provided, however, that no such issued and reacquired shares of the Class A Preferred Stock shall be reissued or sold as Class A Preferred Stock.

                 6.       Procedure for Redemption.

                          (a)     Manner of Notice.  In the event the
Corporation shall redeem shares of the Class A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state (i) the redemption date; (ii) the aggregate number of shares of the Class A Preferred Stock to be redeemed; (iii) the redemption payment and to what extent such redemption payment will be paid in cash and/or Common Stock; (iv) the place or places where certificates for such shares are to be surrendered for the redemption payment; and (v) that Dividends on the shares to be redeemed will cease to accrue on such redemption date.

                          (b)     Effect of Notice; Redemption.  Notice having
been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption of the shares so called for redemption), Dividends on the shares of the Class A Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption payment) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Deemed Value plus accrued and unpaid Dividends.

                 7.       Conversion to Notes.

                          (a)     To the extent that funds are not legally
available on the Mandatory Redemption Date for the payment in cash for the mandatory redemption of the Class A Preferred Stock, and the Corporation does not issue Common Stock as payment for such mandatory redemption, as required herein, each outstanding share of Class A Preferred Stock shall automatically convert (the "Conversion") into a subordinated note (the "Subordinated Note") given by the Corporation for the benefit of the holder thereof. Each Subordinated Note shall be in a principal amount equal to the Deemed Value plus accrued and unpaid Dividends. The Subordinated Notes (i) shall bear interest at a rate of six percent (6%) per annum, (ii) shall mature at the end of one year from the date of Conversion, and (iii) upon maturity, shall become due and payable as to any outstanding principal and interest.

                          (b)     At the time of the Conversion, the holders of
the Subordinated Notes shall have the right, voting separately as a class, to elect one director of the Corporation. Upon the vesting of such right of the holders of the Subordinated Notes, the maximum authorized number of members of the Board shall automatically be increased by one and the one vacancy so created shall be filled by vote of the holders of the Subordinated Notes. The right of the holders of the Subordinated Notes to elect a member of the Board as aforesaid shall continue until such time as the Subordinated Notes have been paid in full, at which time such right shall terminate, except as herein or by law expressly provided. Upon termination of such special voting rights attributable to holders of the Subordinated Notes pursuant to this paragraph, the term of office of any director elected by the holders of Subordinated Notes (any such director, a "Subordinated Notes Director") pursuant to such special voting rights shall immediately terminate and the number of directors constituting the entire Board shall be reduced by one. Any Subordinated Notes Director may be removed by, and shall not be removed otherwise than by, a majority vote of the outstanding Subordinated Notes. If the office of any Subordinated Notes Director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred shall be elected by a majority of the outstanding Subordinated Notes, voting separately as a class.

                          (b)     The indebtedness represented by the
Subordinated Notes and the payment of the principal of and any interest on each and all of the Subordinated Notes shall be subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). "Senior Indebtedness" as used herein shall mean the principal of and premium, if any, and interest on (a) all indebtedness of the Corporation for money borrowed, other than Preferred Stock, whether outstanding as of the date hereof or thereafter created, incurred or assumed, except indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Subordinated Notes or (ii) ranks pari passu with the Subordinated Notes, (b) amendments, renewals, extensions, modifications, refinancings and refundings of any such indebtedness and (c) all of the Corporation's trade payables. For purposes of the preceding sentence, "indebtedness for money borrowed" when used with respect to the Corporation means: (a) all indebtedness of the Corporation for money borrowed (including any indebtedness secured by a mortgage, conditional sales contract or other lien which is (i) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another or
(ii) existing on property at the time of acquisition thereof); (b) all indebtedness of the Corporation evidenced by notes, debentures, bonds or other securities; (c) all lease obligations of the Corporation which are capitalized on the books of the Corporation in accordance with generally accepted accounting principles; (d) all indebtedness of others of the kinds described in the preceding clause (c) assumed by or guaranteed in any manner by the Corporation or in effect guaranteed by the Corporation through an agreement to purchase, contingent or otherwise; and (e) all renewals, extensions or refundings of indebtedness of the kinds described in any of the preceding clauses (a), (b) or (d) and all renewals or extensions of lease obligations of the kinds described in either of the preceding clauses (c) or (d).

                 8. Voting Rights. The holders of record of shares of the Class A Preferred Stock shall not be entitled to any voting rights except as provided by law or otherwise specifically provided herein.

                 9. Consent. No consent of holders of the Class A Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation, (b) the creation of any class of stock of the Corporation ranking junior as to dividends and upon liquidation to the Class A Preferred Stock, or (c) any increase or decrease in the amount of authorized Common Stock.

                 10. Amendments. The Board reserves the right by subsequent amendment of this Certificate from time to time to decrease the number of shares which constitute the Class A Preferred Stock (but not below the number of shares thereof then outstanding and required for the payment of Dividends pursuant to paragraph 2).

         FIFTH. To the full extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article FIFTH shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

         SIXTH. Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the DGCL or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may adopt bylaws or into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article or the DGCL. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

         SEVENTH. The number of directors of the Corporation shall be five (5) until changed by amendment to this Certificate.

         EIGHTH. In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon its Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

         NINTH. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to this reservation.

                                   EXHIBIT B

                             DIRECTORS AND OFFICERS
                                       OF
                         SENTRY TECHNOLOGY CORPORATION

Sentry directors shall be:

                 Thomas A. Nicolette
                 William A. Perlmuth
                 Andrew L. Benson
                 Robert D. Furst, Jr.


Sentry's officers shall be:

                 C.E.O.   Thomas A. Nicolette
                 V.P.     Andrew L. Benson
                 C.F.O.   Peter J. Mundy

                                   EXHIBIT C

                            FORM OF AFFILIATE LETTER




October __, 1996


Sentry Technology Corporation
[Address]
[Address]

Ladies and Gentlemen:

         I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of _________________________, a ________________
corporation (the "Company"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated as of October 10, 1996 (the "Merger Agreement"), by and among Video Sentry Corporation, a Minnesota corporation ("Video"), Knogo North America Inc., a Delaware corporation ("Knogo"), Sentry Technology Corporation, a Delaware corporation ("Sentry"), Viking Merger Corp., a Minnesota corporation and wholly owned subsidiary of Sentry ("Viking"), and Strip Merger Corp., a Delaware corporation and wholly owned subsidiary of Sentry ("Strip"), Viking will be merged with and into Video and Strip will be merged with and into Knogo (the "Merger").

         As a result of the Merger, I may receive shares of the common stock, par value $0.001 per share, of Sentry (the "Sentry Securities") in exchange for shares owned by me of the common stock, par value $0.01 per share, of
____________.

         I represent, warrant and covenant to Sentry that in the event I received any Sentry Securities as a result of the Merger:

         A. I shall not make any sale, transfer or other disposition of the Sentry Securities in violation of the Securities Act or the Rules and Regulations.

         B. I have carefully read this letter and the Merger Agreement, and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Sentry Securities to the extent I deemed necessary with my counsel or counsel for the Company.

         C. I have been advised that the issuance of Sentry Securities to me pursuant to the Merger has been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Sentry Securities has not been registered under the Securities Act, I may not sell, transfer or otherwise dispose of the Sentry Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Sentry, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

         D. I understand that Sentry is under no obligation to register the sale, transfer or other disposition of the Sentry Securities by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

         E. I also understand that stop transfer instructions will be given to Sentry's transfer agents with respect to the Sentry Securities and that there will be placed on the certificates for the Sentry Securities issued to me, or any substitutions therefor, a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED __________________, 1996 BETWEEN THE REGISTERED HOLDER HEREOF AND SENTRY TECHNOLOGY CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF SENTRY TECHNOLOGY CORPORATION."

         F. I also understand that unless the transfer by me of my Sentry Securities has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Sentry reserves the right to place the following legend on the certificates issued to my transferee:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933

         APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

         It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Securities Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date the undersigned acquired the Sentry Securities received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired the Sentry Securities received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Sentry has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Sentry, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Securities act no longer apply to the undersigned.

         Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                      Very truly yours,



                                      ------------------------------------
                                      Name:


Accepted this ____ day of
October, 1996

SENTRY TECHNOLOGY CORPORATION


By:
   ---------------------------
Name:
     -------------------------
Title:
      ------------------------

                                   EXHIBIT D

                            FURST NOTE -- TERM SHEET

                 The purpose of this term sheet is to set forth the terms of a proposed loan by Rob Furst ("Furst") to Sentry Technology Corporation ("Sentry") as described below. This term sheet does not constitute an agreement and, if acceptable to all parties, will constitute the basis upon which appropriate definitive agreements will be prepared. Definitive agreements will also contain provisions customary for the transactions contemplated herein, including covenants, representations and warranties.

1.       PRINCIPAL AMOUNT:  $575,000.

2. INTEREST RATE: The greater of (i) 8.25% and (ii) the rate paid by Sentry to its senior lender. Interest shall be paid quarterly.

3. TERM: Furst will agree to fund the principal amount upon closing (the "Closing") of the proposed merger (the "Merger") between Video Sentry Corporation ("Video") and Knogo North America Inc. ("Knogo"). The $575,000 loan will be evidenced by a non-negotiable promissory note (the "Note"), which shall mature one year from the date of funding. Sentry may substitute a third-party lender to perform Furst's obligations in the event Furst is unable to perform.

4. SENIORITY/SECURITY: The Note and underlying debt will be subordinated to the obligations of Sentry to its senior lender. Furst shall take the same security, if any, for the Note as that taken by Sentry's senior lender. Sentry's obligations to Furst under the Note shall be affirmatively senior to general unsecured creditors.

5. CONVERSION RIGHT: The principal amount of the Note, plus any accrued and unpaid interest, may, at Furst's option, be converted into Sentry's Common Stock at any time during the term of the Note at a conversion price of $6.50 per share.

6. OTHER: Subsequent to the signing of the agreement evidencing the Merger and prior to the Closing, Furst will advance Viking up to $250,000 on terms consistent with Viking's current borrowing costs. Each such advance shall be approved by Viking's Board of Directors. Strip agrees that the amount Furst advances Viking shall be set off against the principal amount to be loaned to Sentry upon the Closing.





                                      D-1